IN THE UNITED STATES DISTRICT COURT

                   FOR THE EASTERN DISTRICT OF PENNSYLVANIA

           ---------------------------------x
                                            :
           NORFOLK SOUTHERN CORPORATION, a  :
           Virginia Corporation, ATLANTIC   :
           ACQUISITION CORPORATION, A       :
           Pennsylvania corporation AND     :
           KATHRYN B. McQUADE,              :
                               Plaintiffs,  :
                     v.                     :    C.A. No. 96-CV-7167
           CONRAIL INC. a Pennsylvania      :
           corporation, DAVID M. LEVAN, H.  :
           FURLONG BALDWIN, DANIEL B.       :
           BURKE, ROGER S. HILLAS, CLAUDE   :
           S. BRINEGAR, KATHLEEN FOLEY      :
           FELDSTEIN, DAVID B. LEWIS, JOHN  :
           C. MAROUS, DAVID H. SWANSON, E.  :
           BRADLEY JONES, AND RAYMOND T.    :
           SCHULER AND CSX CORPORATION,     :
                               Defendants,  :
           ---------------------------------x

                         PLAINTIFFS MOTION FOR LEAVE
                    TO FILE THEIR FOURTH AMENDED COMPLAINT

               Pursuant to Rules 15(a) and 15(d) of the Federal Rules of Civil Procedure, plaintiffs, by and through their attorneys, respectfully move for leave of Court to file a Fourth Amended Complaint.

               In support of their motion, plaintiffs rely upon the accompanying memorandum of law.

                              Respectfully Submitted:

                              ________________________
                              Mary A. McLaughlin
                              I.D. No. 24923
                              George G. Gordon
                              I.D. No. 63072
                              Dechert, Price & Rhoads
                              4000 Bell Atlantic Tower
                              1717 Arch Street
                              Philadelphia, PA  19103
                              (215) 994-4000
                              Attorneys for Plaintiffs

     Of Counsel:
     Steven J. Rothschild

     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
     One Rodney Square
     P.O. Box 636
     Wilmington, DE  19899
     (302) 651-3000

     DATED:  December 20, 1996





                    IN THE UNITED STATES DISTRICT COURT

                  FOR THE EASTERN DISTRICT OF PENNSYLVANIA

     - - - - - - - - - - - - - - - - -  x
     NORFOLK SOUTHERN CORPORATION,      :
     a Virginia corporation,            :
     ATLANTIC ACQUISITION CORPORATION,  :
     a Pennsylvania corporation, and    :
     KATHRYN B. McQUADE,                :
                                        :
                         Plaintiffs,    :
                                        :  C.A. No. 96-CV-7167
               -against-                :
                                        :
     CONRAIL INC.,                      :
     a Pennsylvania corporation,        :
     DAVID M. LEVAN, H. FURLONG BALDWIN,:
     DANIEL B. BURKE, ROGER S. HILLAS,  :
     CLAUDE S. BRINEGAR, KATHLEEN FOLEY :
     FELDSTEIN, DAVID B. LEWIS, JOHN C. :
     MAROUS, DAVID H. SWANSON, E.       :
     BRADLEY JONES, RAYMOND T.          :
     SCHULER and CSX CORPORATION,       :
                                        :
                         Defendants.    :
     - - - - - - - - - - - - - - - - - -x

                        FOURTH AMENDED COMPLAINT FOR
                     DECLARATORY AND INJUNCTIVE RELIEF

               Plaintiffs, by their undersigned attorneys, as and for their Fourth Amended Complaint, allege upon knowledge with respect to themselves and their own acts, and upon information and belief as to all other matters, as follows:

                            Nature of the Action

               1. This action arises from the attempt by defendants Conrail Inc. ("Conrail"), its directors (the "Director Defendants"), and CSX Corporation ("CSX") to coerce, mislead and fraudulently manipulate Conrail's shareholders to swiftly deliver control of Conrail to CSX and to forestall any competing higher bid for Conrail by plaintiff Norfolk Southern Corporation ("NS"). Although defendants have attempted to create the impression that NS's superior $115 per share all-cash offer for all of Conrail's stock is a "non-bid" or a "phantom offer," in reality the only obstacles to the availability of the $115 per share offered by NS are illegal actions and ultra vires agreements by defendants.
     The ultimate purpose of this action is to establish the illegality of such actions and agreements so that NS may proceed to provide superior value to Conrail's shareholders and a superior transaction to Conrail and all of its constituencies.

               2. Additionally, plaintiffs have sought and will seek interim injunctive relief to maintain the status quo and ensure that Conrail shareholders will not be coerced, misled and fraudulently manipulated by defendants' illegal conduct to deliver control over Conrail to CSX before the Court can finally determine the issues raised in this action.

               3. The event that set this controversy in motion was the unexpected announcement that CSX would take over Conrail. In a surprise move on October 15, 1996, defendants Conrail and CSX announced a deal to rapidly transfer control of Conrail to CSX and foreclose any other bids for Conrail (the "CSX Transaction"). The CSX Transaction is to be accomplished through a complicated multi-tier structure involving two coercive front-end loaded cash tender offers, a lock-up stock option and, following required regulatory approvals or exemptions, a back-end merger in which Conrail shareholders will receive stock and, under certain circumstances, cash. The original CSX Transaction had a blended value of slightly more than $85 per Conrail share as of October 29, 1996. The currently proposed CSX Transaction has a blended value of approximately $100 per Conrail share, over $14 per share less than the NS Proposal. The NS Proposal has a value of at least 1 billion more than the CSX Transaction. Integral to the inferior CSX Transaction are executive succession and compensation guarantees for Conrail management and board composition covenants effectively ensuring Conrail directors of continued board seats.

               4. Because plaintiff NS believes that a business combination between Conrail and NS would yield benefits to both companies and their constituencies far superior to any benefits offered by the proposed Conrail/CSX combination, NS on October 23, 1996 announced its intention to commence, through its wholly-owned subsidiary, plaintiff Atlantic Acquisition Corporation ("AAC") a cash tender offer (the "NS Offer") for all shares of Conrail stock at $100 per share, to be followed by a cash merger at the same price (the "Proposed Merger," and together with the NS Offer, the "NS Proposal"). The following day, on October 24, 1996, the NS Offer commenced. On November 8, 1996, NS increased its offer to $110 in cash per Conrail share. On December 19, 1996, NS announced that it increased its offer to $115 in cash per Conrail share.

               5. At the heart of this controversy is the assertion by defendants, both expressly and through their conduct, that the Director Defendants, as directors of a Pennsylvania corporation, have virtually no fiduciary duties. While it is true that Pennsylvania statutory law provides directors of Pennsylvania corporations with wide discretion in responding to acquisition proposals, defendants here have gone far beyond what even Pennsylvania law permits. As a result, this battle for control of Conrail presents the most audacious array of lock-up devices ever attempted:

          * The Poison Pill Lock-In. The CSX Merger Agreement exempts the CSX Transaction from Conrail's Poison Pill Plan, and purports to prohibit the Conrail Board from redeeming, amending or otherwise taking any further action with respect to the Plan.
               Under the terms of the Poison Pill Plan, the Conrail directors would have lost their power to make the poison pill inapplicable to any acquisition transaction other than the CSX Transaction on November 7, unless CSX agreed to let them postpone that date. Thus, the Poison Pill Lock-In threatened to lock-up Conrail, even from friendly transactions, until the year 2005, when the poison pill rights expire. Put simply, the CSX Merger Agreement purported to require Conrail to swallow its own poison pill. Only after plaintiffs applied for a temporary restraining order did the Conrail board request CSX's permission to postpone the Distribution Date. Although it had no obligation to do so, CSX permitted the postponement. Adoption of this provision placed Conrail in serious jeopardy and at the mercy of CSX, which had no obligation to act in Conrail's best interests. Conrail remains at CSX's mercy due to the Poison Pill Lock-In.
               The Poison Pill Lock-in is ultra vires under Pennsylvania law and constitutes a complete abdication and breach of the Conrail directors' duties of loyalty and care.

          * The Two-Year Lock-Out. The CSX Merger Agreement audaciously and unashamedly purported to prohibit Conrail's directors from withdrawing their recommendation that Conrail's shareholders accept and approve the CSX Transaction and from terminating the CSX Merger Agreement, even if their fiduciary duties require them to do so, for a period of 180 days from execution of the agreement. On November 6, Conrail and CSX announced that they had agreed to extend the lock-out period from 180 days to 270 days. On December 19, 1996, Conrail and CSX announced that they had agreed to extend the lock-out period another 18 months, to December 31, 1998. Put simply, Conrail's directors have agreed to take a two-year leave of absence during what may be the most critical period in Conrail's history. Moreover, while the Lock-Out originally permitted Conrail to provide information to and negotiate with an unsolicited competing bidder, the completion of the CSX Offer on November 20 changed that: now Conrail purportedly cannot even provide information or negotiate prior to December 31, 1998. The Two-year Lock-Out is ultra vires under Pennsylvania law and constitutes a complete abdication and breach of the Conrail directors' duties of loyalty and care.

          * The Stock Option Lock-Up And The $300 Million Break-Up Fee. The CSX Merger Agreement provides, in essence, that Conrail must pay CSX a $300 million windfall if the CSX Merger Agreement is terminated and Conrail is acquired by another company. Further, a Stock Option Agreement granted by Conrail to CSX threatens over $358 million in dilution costs to any competing bidder for Conrail. This lock-up option is particularly onerous because the higher the competing bid, the greater the dilution it threatens.

          * The Continuing Director Amendments To Conrail's Poison Pill Plan. Recognizing that Pennsylvania law permits shareholders of Pennsylvania corporations to elect a new board of directors if they disagree with an incumbent board's decisions concerning acquisition offers, the Conrail Board altered the Conrail Poison Pill Plan in September 1995 to deprive Conrail's shareholders of the ability to elect new directors fully empowered to act to render the poison pill ineffective or inapplicable to a transaction they deem to be in the corporation's best interests. This amendment to the Conrail Poison Pill Plan is ultra vires under Pennsylvania law and Conrail's Charter and By-Laws, and constitutes an impermissible interference in the stockholder franchise and a breach of the Conrail directors' duty of loyalty.

          * The Rolling Special Meeting. On November 25, defendants announced that the special meeting of Conrail's shareholders to vote on a proposal to amend Conrail's Articles of Incorporation to opt-out of the protections of subchapter 25E of the PBCL, (the "Charter Amendment"), scheduled for December 23, would not be convened at all unless defendants had sufficient proxies in hand to assure approval of the Charter Amendment, and that such meeting may be successively postponed until Conrail's shareholders submit to the defendants' will. Further, the Conrail directors have in section 5.1(b) of the amended CSX Merger Agreement improperly delegated their responsibilities with respect to the processes of corporate democracy by purporting to contractually limit their actions pertaining to the special meeting to those to which CSX consents. Defendants' conduct strikes at the heart of corporate democracy and is fundamentally unfair. Such conduct constitutes a breach of the Director Defendants' fiduciary duties, aided and abetted by CSX. On December 17, 1996, this Court entered a preliminary injunction order requiring defendants to hold the scheduled vote on December 23, absent an intervening material development. The Court found the "rolling meeting" tactic to be fundamentally unfair and to constitute a "sham election".

     At bottom, what defendants have attempted here is to litter the playing field with illegal, ultra vires apparent impediments to competing acquisition proposals, and then coerce Conrail shareholders to swiftly deliver control of Conrail to CSX before the illegality of such impediments can be determined and revealed.

               6. Accordingly, by this action, plaintiffs NS, AAC, and Kathryn B. McQuade, a Conrail shareholder, seek emergency relief against defendants' illegal attempt to lock-up the rapid sale of control of Conrail to CSX through their scheme of coercion, deception and fraudulent manipulation, in violation of the federal securities laws, Pennsylvania statutory law, and the fiduciary duties of the Director Defendants. In addition, to facilitate the NS Proposal, plaintiffs seek certain declaratory relief with respect to replacement of Conrail's Board of Directors at Conrail's next annual meeting of shareholders.

                           Jurisdiction and Venue

               7. This Court has jurisdiction over this complaint pursuant to 28 U.S.C. SECTIONS 1331 and 1367.

               8. Venue is proper in this District pursuant to 28 U.S.C. SECTION 1391.

                                The Parties

               9. Plaintiff NS is a Virginia corporation with its principal place of business in Norfolk, Virginia. NS is a holding company operating rail and motor transportation services through its subsidiaries. As of December 31, 1995, NS's railroads operated more than 14,500 miles of road in the states of Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan, Mississippi, Missouri, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia and West Virginia, and the Province of Ontario, Canada. The lines of NS's railroads reach most of the larger industrial and trading centers in the Southeast and Midwest, with the exception of those in Central and Southern Florida. In the fiscal year ended December 31, 1995, NS had net income of $712.7 million on total transportation operating revenues of $4.668 billion. According to the New York Times, NS "is considered by many analysts to be the nation's best-run railroad." NS is the beneficial owner of 100 shares of common stock of Conrail.

               10. Plaintiff AAC is a Pennsylvania corporation. The entire equity interest in AAC is owned by NS. AAC was organized by NS for the purpose of acquiring the entire equity interest in Conrail.

               11. Plaintiff Kathryn B. McQuade is and has been, at all times relevant to this action, the owner of Conrail common stock.

               12. Defendant Conrail is a Pennsylvania corporation with its principal place of business in Philadelphia, Pennsylvania. Conrail is the major freight railroad serving America's Northeast-Midwest region, operating over a rail network of approximately 11,000 route miles. Conrail's common stock is widely held and trades on the New York Stock Exchange. During the year ended December 31, 1995, Conrail had net income of $264 million on revenues of $3.68 billion. On the day prior to announcement of the CSX Transaction, the closing per share price of Conrail common stock was $71.

               13. Defendant David M. LeVan is President, Chief Executive Officer, and Chairman of Conrail's Board of Directors. Defendants H. Furlong Baldwin, Daniel B. Burke, Roger S. Hillas, Claude S. Brinegar, Kathleen Foley Feldstein, David B. Lewis, John C. Marous, David H. Swanson, E. Bradley Jones, and Raymond
     T. Schuler are the remaining directors of Conrail. The foregoing individual directors of Conrail owe fiduciary duties to Conrail and its stockholders, including plaintiffs.

               14. Defendant CSX is a Virginia corporation with its principal place of business in Richmond, Virginia. CSX is a transportation company providing rail, intermodal, ocean container-shipping, barging, trucking and contract logistic services. CSX's rail transportation operations serve the southeastern and midwestern United States.

                             Factual Background

     The Offer
     ---------

               15.  In response to the surprise October 15
     announcement of the CSX Transaction, on October 23, 1996, NS announced its intention to commence a public tender offer for all shares of Conrail common stock at a price of $100 cash per share. NS further announced that it intends, as soon as practicable following the closing of the NS Offer, to acquire the entire equity interest in Conrail by causing it to merge with AAC in the Proposed Merger. In the Proposed Merger as originally proposed, Conrail common stock not tendered and accepted in the NS Offer would have been converted into the right to receive $100 in cash per share. On October 24, 1996, NS, through AAC, commenced the NS Offer. The NS Offer and the Proposed Merger represented a 40.8% premium over the closing market price of Conrail stock on October 14, 1996, the day prior to announcement of the CSX Transaction.

               16. In a letter delivered on October 23, 1996 to the Defendant Directors, NS stated that it was flexible as to all aspects of the NS Proposal and expressed its eagerness to negotiate a friendly merger with Conrail. The letter indicated, in particular, that while the NS Proposal is a proposal to acquire the entire equity interest in Conrail for cash, NS is willing to discuss, if the Conrail board so desires, including a substantial equity component to the consideration to be paid in a negotiated transaction so that current Conrail shareholders could have a continuing interest in the combined NS/Conrail enterprise.

     The Current Crisis: In a Surprise Move Intended To Foreclose Competing Bids, Conrail and CSX Announce On October 15 That Conrail Has Essentially Granted CSX A Lock-Up Over Control Of The Company
     ------------------------------------------------------------------------

               17. After many months of maintaining that Conrail was not for sale, on October 16, 1996, the Conrail Board announced an abrupt about-face: Conrail would be sold to CSX in a multiple-step transaction designed to swiftly transfer effective, if not absolute, voting control over Conrail to a voting trustee who would be contractually required to vote to approve CSX's acquisition of the entire equity interest in Conrail through a follow-up stock merger.

               18. This Court denied plaintiffs' motion for a preliminary injunction barring the consummation of CSX's highly coercive front-end loaded tender offer for up to 19.9% of Conrail's shares. As a result, CSX and Conrail succeeded through this classic hostile takeover tactic in coercing Conrail's shareholders to cede nearly 20% of Conrail's voting power to CSX, gaining an overwhelming advantage in the vote of Conrail's shareholders on the Charter Amendment, now slated for December 23, 1996. This Court's ruling on plaintiffs' motion for preliminary injunction, and CSX's right to vote the shares it acquired in the completed CSX offer are currently subject to appeal.

               19. The current crisis arises due to the imminent January 17, 1997 special meeting of Conrail's shareholders, scheduled for the purpose of conducting a shareholder vote on the Charter Amendment. Defendants originally scheduled this meeting for November 14, 1996. Thereafter, the meeting was rescheduled to December 23, 1996. At that time, defendants stated that this meeting would not be convened unless they held sufficient proxies to assure their victory. Defendants also stated that this special meeting could be successively postponed until Conrail's shareholders submit to their will.

               20. Within days after this Court ordered that the December 23 vote be held, absent an intervening material event, Conrail and CSX amended the terms of the CSX Merger Agreement to increase the consideration to be paid in the back-end merger by adding a purported $16 per Conrail share in convertible preferred CSX stock and by adopting a new voting trust provision that would permit consummation of the entire transaction in the first quarter of 1997. The defendants accordingly rescheduled the vote on the Charter Amendment to January 17, 1997. Moreover, Conrail and CSX also announced that the Lock-Out provision in the CSX Merger Agreement had been extended from 270 days to approximately two years from now -- December 31, 1998. Defendant LeVan stated in the press release announcing the revised transaction that "This amendment to the merger agreement reaffirms the decision of the Conrail board that it is not willing to agree to the sale of Conrail to Norfolk Southern."

               21. Thus, by extending the lock-out provision and by announcing that the Conrail board simply will not consider selling Conrail to NS, regardless of what might happen over the next two years, defendants are continuing to attempt to coerce, manipulate and mislead Conrail shareholders into delivering Conrail to CSX despite the fact that NS is offering a plainly superior transaction. In particular, the newly amended lock-out provision, constituting a two-year abdication of the Conrail directors' fiduciary duties, is illegal, ultra vires, and fundamentally unfair under Pennsylvania law, and constitutes a breach of the Conrail directors' fiduciary duties. Accordingly, plaintiffs seek a preliminary injunction barring defendants from taking any further steps toward consummation of the CSX Transaction until the illegality of their conduct can be adjudicated.

     NS Promptly Responds
     --------------------

               22. On December 19, 1996, NS announced that it increased its offer to $115 cash per Conrail Share. Thus, the current NS Proposal has a value of at least $1 billion more than the CSX Transaction.

     Defendants Were Well Aware That A Superior Competing
     Acquisition Proposal By NS was Inevitable
     ---------------------------------------------------

               23. For a number of years, certain members of senior management of NS, including David R. Goode, Chairman and Chief Executive Officer of NS, have spoken numerous times with senior management of Conrail, including former Conrail Chairman and Chief Executive Officer, James A. Hagen, and current Conrail Chairman and Chief Executive Officer, defendant David W. LeVan, concerning a possible business combination between NS and Conrail. Ultimately, Conrail management encouraged such discussions prior to Mr. Hagen's retirement as Chief Executive Officer of Conrail. Conrail discontinued such discussions in September 1994, when the Conrail Board elected Mr. LeVan as Conrail's President and Chief Operating Officer as a step toward ultimately installing him as Chief Executive Officer and Chairman upon Mr. Hagen's departure.

               24. Prior to 1994, senior management of NS and Conrail discussed, from time to time, opportunities for business cooperation between the companies, and, in some of those discussions, the general concept of a business combination.
     While the companies determined to proceed with certain business cooperation opportunities, including the Triple Crown Services joint venture, no decisions were reached concerning a business combination at that time.

               25. In March of 1994, Mr. Hagen approached Mr. Goode to suggest that under the current regulatory environment, Conrail management now believed that a business combination between Conrail and NS could be accomplished, and that the companies should commence discussion of such a transaction. Mr. Goode agreed to schedule a meeting between legal counsel for NS and Conrail for the purpose of discussing regulatory issues. Following that meeting, Mr. Goode met with Mr. Hagen to discuss in general terms an acquisition of Conrail by NS. Thereafter, during the period from April through August 1994, management and senior financial advisors of the respective companies met on numerous occasions to negotiate the terms of a combination of Conrail and NS. The parties entered into a confidentiality agreement on August 17, 1994. During these discussions, Mr. Hagen and other representatives of Conrail pressed for a premium price to reflect the acquisition of control over Conrail by NS. Initially, NS pressed instead for a stock-for-stock merger of equals in which no control premium would be paid to Conrail shareholders. Conrail management insisted on a control premium, however, and ultimately the negotiations turned toward a premium stock-for-stock acquisition of Conrail.

               26. By early September 1994, the negotiations were in an advanced stage. NS had proposed an exchange ratio of 1-to-1, but Conrail management was still pressing for a higher premium. In a meeting in Philadelphia on September 23, 1994, Mr. Goode increased the proposed exchange ratio to 1.1-to-1, and left the door open to an even higher ratio. Mr. Hagen then told Mr. Goode that they could not reach agreement because the Conrail board had determined to remain independent and to pursue a stand-alone policy. The meeting then concluded.

               27. The 1.1-to-1 exchange ratio proposed by Mr. Goode in September of 1994 reflected a substantial premium over the market price of Conrail stock at that time. If one applies that ratio to NS's stock price on October 14, 1996 -- the day the Conrail Board approved the CSX Transaction -- it implies a per share acquisition price for Conrail of over $101. Thus, there can be no question that Mr. LeVan, if not Conrail's Board, was well aware that NS would likely be willing and able to offer more -- to Conrail's shareholders, rather than management, that is -- than CSX could offer for an acquisition of Conrail.

     Defendant LeVan Actively Misleads NS Management In Order
     To Permit Him To Lock Up The Sale of Conrail to CSX
     --------------------------------------------------------

               28. During the period following September of 1994, Mr. Goode from time to time had conversations with Mr. LeVan. During virtually all of these conversations, Mr. Goode expressed NS's strong interest in negotiating an acquisition of Conrail. Mr. LeVan responded that Conrail wished to remain independent. Nonetheless, Mr. Goode was led to believe that if and when the Conrail Board determined to pursue a sale of the company, it would do so through a process in which NS would have an opportunity to bid.

               29. At its September 24, 1996 meeting, the NS Board reviewed its strategic alternatives and determined that NS should press for an acquisition of Conrail. Accordingly, Mr. Goode again contacted Mr. LeVan to (i) reiterate NS's strong interest in acquiring Conrail and (ii) request a meeting at which he could present a concrete proposal. Mr. LeVan responded that the Conrail board would be holding a strategic planning meeting that month and that he and Mr. Goode would be back in contact after that meeting. Mr. Goode emphasized that he wished to communicate NS's position so that Conrail's Board would be aware of it during the strategic planning meeting. Mr. LeVan stated that it was unnecessary for Mr. Goode to do so. At that point, the conversation concluded.

               30. Following September 24, Mr. LeVan did not contact Mr. Goode. Finally, on Friday, October 4, 1996, Mr. Goode telephoned Mr. LeVan. Mr. Goode again reiterated NS's strong interest in making a proposal to acquire Conrail. Mr. LeVan responded that the Conrail Board would be meeting on October 16, 1996, and assumed that he and Mr. Hagen would contact Mr. Goode following that meeting. Mr. Goode again stated that NS wanted to make a proposal so that the Conrail Board would be aware of it. Mr. LeVan stated that it was unnecessary to do so.

     CSX's Chairman Snow Contributes To LeVan's Deception
     ----------------------------------------------------

               31. Several days prior to October 15, CSX's Chairman, John W. Snow, publicly stated that he did not expect to see any major business combinations in the railroad industry for several years. On October 16, 1996, the New York Times reported that "less than a week ago, Mr. Snow told Wall Street analysts that he did not expect another big merger in the industry (in the next few years)."

     On the Day Before the Purportedly Scheduled Meeting of
     Conrail's Board, Defendants Announce the CSX Transaction
     --------------------------------------------------------

               32. To NS's surprise and dismay, on October 15, 1996, Conrail and CSX announced that they had entered into a definitive merger agreement (the "CSX Merger Agreement") pursuant to which control of Conrail would be swiftly sold to CSX and then a merger would be consummated following required regulatory approvals. As of the close of business on October 29, 1996, the blended value of the original CSX Transaction was slightly more than $85 per Conrail share. The CSX Transaction includes a break-up fee of $300 million and a lock-up stock option agreement threatening substantial dilution to any rival bidder for control of Conrail. Integral to the CSX Transaction are covenants substantially increasing Mr. LeVan's compensation and guaranteeing that he will succeed John W. Snow, CSX's Chairman and Chief Executive Officer, as the combined company's CEO and Chairman.

     CSX Admits That The Conrail Board Approved The CSX Transaction
     Rapidly.
     --------------------------------------------------------------

               33. On October 16, 1996, the New York Times reported that CSX's Snow on October 15, 1996, had stated that the multi-billion dollar sale of Conrail in the CSX Transaction "came together rapidly in the last two weeks." The Wall Street Journal reported on October 16 that Mr. Snow stated that negotiations concerning the CSX Transaction had gone "very quickly," and "much faster than he and Mr. LeVan had anticipated." On October 24, 1996, the Wall Street Journal observed that "[i]n reaching its agreement with CSX, Conrail didn't solicit other bids ... and appeared to complete the accord at breakneck speed."

               34. Thus, Conrail's board approved the CSX Transaction rapidly without a good faith and reasonable investigation. Given the nature of the CSX Transaction, with its draconian and preclusive lock-up mechanisms, the Conrail Board's rapid approval of the deal constitutes reckless and grossly negligent conduct.

     CSX's Snow Implies That the CSX Transaction Is a Fait Accompli and States That Conrail's Directors Have Almost No Fiduciary
     Duties
     -------------------------------------------------------------

               35. On October 16, 1996, Mr. Goode met in Washington, D.C. with Mr. Snow to discuss the CSX Transaction and certain regulatory issues that its consummation would raise. Mr. Snow advised Mr. Goode during that meeting that Conrail's counsel and investment bankers had ensured that the CSX Transaction would be "bulletproof," implying that the sale of control of Conrail to CSX is now a fait accompli. Mr. Snow added that the "Pennsylvania statute," referring to Pennsylvania's Business Corporation Law, was "great" and that Conrail's directors have almost no fiduciary duties. Mr. Snow's comments were intended to discourage NS from making a competing offer for control of Conrail and to suggest that NS had no choice but to negotiate with CSX for access to such portions of Conrail's rail system as would be necessary to address the regulatory concerns that would be raised by consummation of the CSX Transaction. After Mr. Snow told Mr. Goode what CSX was willing to offer to NS in this regard, the meeting concluded.

     NS Responds With A Superior Offer For Conrail
     ---------------------------------------------

               36. On October 22, the NS Board met to review its strategic options in light of the announcement of the CSX Transaction. Because the NS Board believes that a combination of NS and Conrail would offer compelling benefits to both companies, their shareholders and their other constituencies, it determined that NS should make a competing bid for Conrail. On October 23, 1996, NS publicly announced its intention to commence a cash tender offer for all shares of Conrail stock for $100 per share, to be followed, after required regulatory approvals, by a cash merger at the same price. On October 24, 1996, NS, through AAC, commenced the NS Offer.

     CSX Tells The Market That NS's Superior Proposal To Acquire
     Conrail Is Not Real
     -----------------------------------------------------------

               37. CSX responded to the NS Proposal by attempting to lead the market to believe that the superior NS Proposal does not represent a real, viable and actually available alternative to the CSX Transaction. On October 24, 1996, the Wall Street
     Journal reported:

          CSX issued a harshly worded statement last night that called Norfolk's move a "nonbid" that would face inevitable delays and be subject to numerous conditions. It said the Norfolk bid couldn't be approved without Conrail's board, and notes that the merger pact [with CSX] prohibited Conrail from terminating its pact until mid-April. It said the present value of the Norfolk bid was under $90 a share because of the minimum six-month delay....

     On the same day, the New York Times reported that "a source close to CSX" characterized the NS Proposal as "a phantom offer."

               38. These statements are an integral part of defendants' scheme to coerce, mislead and manipulate Conrail's shareholders to rapidly deliver control of Conrail to CSX by creating the false impression that the NS Proposal is not a viable and actually available alternative.

     CSX Lures NS Into Settlement Discussions, Then Falsely Claims That NS Initiated The Talks In Order to Destabilize The Market For Conrail Shares
     -------------------------------------------------------------------------

               39. During the weekend of November 2 and November 3, representatives of NS and CSX met. The meetings were held at the suggestion of CSX, ostensibly for the purpose of exploring a settlement of the litigation between NS and CSX and a resolution of issues raised by their respective offers to acquire Conrail. CSX represented to NS that Conrail was aware of these meetings. NS participated in the meetings consistent with its announced position favoring a balanced competition structure for Eastern railroad service.

               40. On the morning of November 4, 1996, however, CSX issued a false and misleading press release in which it claimed
     (i) that NS had initiated the discussions and (2) that the subject matter of the discussions was which pieces of Conrail NS would purchase from CSX once CSX had purchased Conrail in its entirety. In fact, CSX had initiated the talks, as stated above, and the talks involved both an acquisition by NS of Conrail and an acquisition by CSX of Conrail, and what assets the non-acquiring party would ultimately receive.

               41. CSX, with Conrail's knowing participation, issued its false and misleading press release for the purpose of manipulating and destabilizing the market for Conrail stock by creating the false perception that NS was not committed to its $100 per share bid to acquire Conrail.

               42. The CSX press release had its intended effect. On the morning of November 4, Conrail's stock price dived from $951/4 to as low as $87 per share on heavy volume.

               43. Later that morning, NS issued its own press release, explaining that it was CSX that initiated the talks with NS, that NS remained committed to its offer to acquire Conrail for $100 per share, and that the financing condition to its offer had been satisfied.

               44. Following NS's announcement, Conrail's stock price returned to levels at which it had traded prior to CSX's false and misleading press release. Conrail stock closed the day down $1-5/8, at $93-5/8.

               45. CSX's manipulative tactics are not surprising, given CSX's previous willingness to employ disinformation against the financial markets. As noted above, CSX's Snow had told analysts days prior to announcement of the CSX Transaction that he believed that a major rail merger was unlikely in the near future. On November 6, the Wall Street Journal reported:

          [S]ome...analysts think they will have trouble trusting CSX in the future. Two weeks before the announcement of a CSX-Conrail combination, Mr. Snow told analysts that further rail mergers may be inevitable, but not imminent, citing the backlash against Union Pacific Corp's $3.9 billion takeover of Southern Rail Corp.

          "I took that to mean that CSX certainly wouldn't be leading an acquisition attempt soon, and that was a sensible plan of action" said Anthony Hatch, an analyst at Norwest Securities Corp. "I found their subsequent merger announcement to be startling to say the least."

     Defendants Are Forced To Amend The Conrail Poison Pill To Avert A Near Disaster.
     -----------------------------------------------------------------

               46. As noted above and explained more fully below, the Poison Pill Lock-In feature of the CSX Merger Agreement purports to prevent the Conrail board from taking action with respect to the Conrail Poison Pill without CSX's consent. Yet, due to commencement of the NS Offer, such action was required in order to prevent a "Distribution Date" from occurring on November 7, 1996. If the Distribution Date had been permitted to occur, then Conrail would have been incapable of engaging in a business combination other than the CSX Transaction as originally agreed to on November 14, 1996, until the year 2005.

               47. Conrail's directors had thus placed Conrail in grave strategic jeopardy by agreeing to the Poison Pill Lock-In provision. Essentially, the Conrail board had placed itself at CSX's mercy, with CSX having no obligation to act other than in its own best interests. What is worse, the Conrail directors were completely unaware that they had done so until NS pointed the problem out to counsel for Conrail and Conrail was forced to call a special board meeting to address the matter. Thus, in their haste to approve and lock up the CSX Transaction, Conrail's directors acted with extreme recklessness.

               48. Because Conrail refused to give assurances to plaintiffs that its Board would take action to postpone the Distribution Date (which it could do only with CSX's consent), NS was forced to file a motion for a temporary restraining order. The Court scheduled a hearing on the motion for noon on November 4, 1996.

               49. Just hours prior to the scheduled hearing, the Conrail directors met for the purpose of attempting to extricate Conrail from the grave jeopardy into which their reckless conduct had placed it. The Conrail directors adopted a resolution postponing the "Distribution Date" of the Conrail Poison Pill until the tenth business day following the date on which any person acquired 10% or more of Conrail's stock. Although it had no obligation to do so, CSX assented to this postponement. As a result, the Court denied NS's application for a temporary restraining order as moot.

     Defendants Announce That They Have Restructured The CSX Transaction By Substantially Front-End Loading The Cash Tender Offers In Order To Stampede Shareholders Into Effectively Foreclosing The NS Proposal
     ---------------------------------------------------------------------

               50. On November 5, 1996, the Conrail board met. The results of that meeting were announced on November 6, 1996. In that announcement, defendants disclosed that the cash tender offers contemplated by the CSX Transaction had been substantially front-end loaded. That is, the cash price offered to Conrail shareholders in the initial CSX cash tender offers was increased from $92.50 per share to $110 per share, while the stock consideration to be paid in the follow-up merger remains the same
     1.85619 shares of CSX stock for each Conrail share. Based upon the closing sale price of CSX stock on November 7, 1996, 1.85619 shares were worth approximately $82.14.

               51. Defendants also announced that the timing of the steps toward completion of the CSX Transaction had been changed. The special meeting of Conrail shareholders for the purpose of voting on the Charter Amendment, originally scheduled for November 14, was postponed until a date that defendants stated would likely fall in December 1996, and that has now been set at December 23, 1996. Further, the expiration date of the CSX Offer was extended from midnight on November 15 to midnight of November 20, 1996.

               52. Accordingly, defendants planned to close a first tender offer for 19.9% of Conrail's shares on November 20, prior to the vote on the Charter Amendment. If the Charter Amendment is approved, defendants planned to proceed with a second front-end loaded tender offer, after which CSX will have acquired 40% of Conrail's stock, constituting effective control and foreclosing the NS Proposal as an alternative for Conrail's shareholders.

               53. Both the front-end loaded structure of the CSX Offers and the perceived risk that the NS Proposal will not be consummated due to the draconian defensive measures adopted by the defendants exerted and continue to exert tremendous coercive pressure upon Conrail shareholders to tender their shares to CSX.

               54. A November 10, 1996 Philadelphia Inquirer article summed up the coercive situation created by defendants succinctly:

          [Conrail shareholders] face a daunting dilemma, which was deliberately constructed for them by CSX's attorneys and investment bankers. They can either tender their stock to CSX -- that is, offer it up to CSX for sale -- by Nov. 20, or hold back and risk getting a lower price if [CSX] ends up the successful bidder for Conrail.

               55. In their Schedule 14D-9 disclosures, defendants admitted the coercive design and effect of the revised CSX
     Transaction:

          Shareholders should also be aware that shareholders may decide to tender their Shares to CSX in the CSX Offer and the Second CSX Offer, if applicable (even if they believe that the Proposed Norfolk Transactions, if they could be effected, would have a higher value to shareholders than the CSX Transactions), because shareholders may conclude that sufficient Shares will be tendered by other shareholders and that failure to tender will result in the non-tendering shareholders receiving only CSX shares which, based on current market prices, have a per Share value that is significantly less that the $110 per Share being offered in the CSX Offer and the Second CSX Offer, if applicable, may succeed regardless of the perceived relative values of the CSX Transactions and the Proposed Norfolk Transactions.

               56. CSX and Conrail issued a joint press release on November 6 to announce the revised CSX Transaction. In that press release, defendants made several false and misleading statements calculated to affect the decision making of investors with respect to the CSX Offers and the NS Offer.

               57. For instance, defendants stated in the press release that Conrail's "board of directors carefully considered the relative merits of a merger with Norfolk Southern rather than with CSX." However, review of the fairness opinion letters from Lazard Freres & Co. and Morgan Stanley attached to Amendment No. 4 to Conrail's Schedule 14D-9 with respect to the CSX Offer reveals that this representation is false. Both Lazard Freres and Morgan Stanley included a specific caveat to their letters to Conrail's board:

          [A]t your request, in rendering our opinion, we did not address the relative merits of the [CSX Transaction], the [NS Offer] and any alternative potential transactions.

     Even were shareholders to discover this caveat, the stark contrast between it and the contrary statement in the joint press release will no doubt leave shareholders wondering just what the truth is.

               58. The joint press release also quotes CSX Chairman Snow as claiming that CSX and Conrail have conveniently discovered an additional $180 million of synergies that "will be realized through the" CSX Transaction, over and above the $550 million in anticipated savings originally claimed. This claim of "newly discovered" synergies is material to investors' decisions with respect to the CSX Offer and the NS Offer because the claim bears directly upon the value of the follow-up stock merger consideration offered by CSX. The sudden discovery of such additional synergies is highly suspect, since the announcement coincides with an increase in the cash offered in the front end of the CSX Transaction, which increase would otherwise be expected to negatively impact the value of the back end merger. Making matters worse, defendants have failed to disclose any details of or support for these claimed "newly discovered" synergies.

     NS Raises Its All Cash Offer For All of Conrail's Shares to $110
     Per Share
     ----------------------------------------------------------------

               59. On November 8, 1996, NS announced that it had raised its offer to acquire all of Conrail's outstanding shares to $110 cash per share. This represented, on a per share basis, a nearly $17 per share margin over the November 8 blended value of the CSX Transaction of approximately $93 per share. In the aggregate, CSX's offer amounts to approximately $8.5 billion, while NS's Proposal is $10 billion cash on the barrel. Thus, the challenged conduct of defendants threatens a massive $1.5 billion loss to Conrail's shareholders.

     Unable To Persuade CSX To Improve The Financial Terms Of The CSX Transaction, The Conrail Board Is Forced To Reaffirm Its Support For The Inferior CSX Deal And To Reject NS's Improved Superior Bid
     --------------------------------------------------------------------

               60. On November 12, 1996, the Conrail Board met. Upon information and belief, the topics discussed by the Conrail board at that meeting were (i) whether a revision of the CSX Transaction could be negotiated that would improve its financial terms for Conrail shareholders and (ii) what response should be made to NS's improved offer of $110 per Conrail share.

               61. Apparently, Conrail was unable to negotiate an improvement in the financial consideration offered to Conrail shareholders in the CSX Transaction. Nevertheless, because of the 270-day lockout provision in the CSX Merger Agreement, the Conrail board was forced to maintain its recommendation that shareholders tender their shares to CSX and support the CSX Transaction and to recommend that shareholders reject the superior NS bid of $110 per share.

     Defendants Represent That The CSX Transaction Might Be Improved
     ---------------------------------------------------------------

               62. In a joint press release dated November 13, 1996, Conrail and CSX stated that "CSX and Conrail also stated that they have been having, and continue to have, discussions relating to an increase in the value of the consideration payable upon consummation of the CSX-Conrail merger. There can be no assurance as to when or if any such modifications will be made."

     The First Preliminary Injunction Hearing
     ----------------------------------------

               63. On November 18 and 19, this court heard the parties' presentations on plaintiffs' motion for a preliminary injunction.

               64. During the hearing, defendants contended, contrary to plaintiffs' position that Conrail shareholders are being illegally coerced to tender shares to CSX, that Conrail shareholders have a choice of whether to or not accept the CSX Transaction since they would be asked to vote on the Charter
     Amendment:

                    (a) Conrail Director Furlong Baldwin testified that "No one has taken the shareholder's vote away from he or she. No one has taken it away. To get this thing done, it requires a shareholder's vote."

                    (b) Counsel for CSX represented to the Court as follows: "Here, of course, this transaction [the CSX Transaction] isn't going to go forward at all unless there's the opt out in December."

                    (c) CSX's counsel further represented to the Court that "Well, no one was suggesting that the directors can take away a vote that shareholders are entitled to under the statute, that's not happening here."

                    (d) Finally, CSX's counsel told the Court that "[T]here's going to be a proxy fight between now and the December meeting. And at that meeting, the shareholders will decide whether or not to opt out." (emphasis added).

     These representations by defendants were not lost upon the Court. In its oral ruling, the Court observed "[A]ll or a majority of the shareholders could vote against the proposed opt-out of subchapter E."

               65. Also during the hearing, defendants repeatedly suggested that the terms of the CSX Transaction might be improved:

                    (a)  Conrail director E. Bradley Jones
               emphasized during his cross examination on November 19 that, "I think the process is still continuing. The situation as it sits today is one that hopefully is going to be represented in continuing discussions, as I believe we indicated in a press release between our corporation and CSX, and I am hopeful that we're going to be recognizing improved values."

                    (b) Jones conceded that as of that date, CSX still had made no commitment to improve the value of the consideration being proposed in the CSX Merger. Further, he testified that his only basis for believing the terms of the CSX Merger might be improved was that "[CSX] would recognize that if the Conrail shareholders vote against the opt-out they'll have 19.9 percent of our stock and the value of their stock is liable to decline appreciably if they lose."

                    (c)  Although Jones testified that "[the
               Conrail Board was] hopeful that that process is going to continue and that that will not be a speculation in the future," he conceded that the Conrail stockholders are being forced to bear the risk of no increase in the CSX Merger consideration:
               "I think that is a risk that they're taking."

                    (d)  Similar statements were made by CSX's
               Chairman, John Snow, during his cross examination on November 19, 1996. For example, Snow testified that "we're in discussions about some enhancement of value or protection of value on the back end of the transaction."

     These statements were intended to further coerce and mislead the Conrail stockholders to believe that the terms of the CSX Merger, then valued at only $82.37 as of November 15, 1996, would be improved, so that the Conrail shareholders would tender into the first step tender offer that was set to close on November 20, 1996.

               63.  This Court issued its ruling denying
     plaintiffs' motion for a preliminary injunction from the bench on the evening of November 19. In its ruling, the Court held that it had not been established that plaintiffs were likely to succeed on the merits of their claims.

               64. Plaintiffs immediately filed a notice of appeal and motions for injunction pending appeal and for expedited treatment of the appeal.

               65. The following afternoon, on November 20, the United States Court of Appeals for the Third Circuit denied plaintiffs' motion for an injunction pending appeal.

     Defendants Succeed In Coercing Conrail's Shareholders
     Into Vastly Oversubscribing The CSX Offer
     -----------------------------------------------------

               66.  The CSX Offer expired at midnight on November
     20. CSX promptly accepted for payment the entire 19.9% of Conrail's shares that it had offered to purchase. Because approximately 85% of Conrail's shares were tendered, CSX was required to accept the tendered shares on a prorata basis.

               67. As a result of consummation of the first CSX Offer, defendants gained a substantial leg up in the vote on the Charter Amendment scheduled for December 23. Also, consummation of the first CSX Offer purportedly bars Conrail, under Section 4.2 of the Revised Merger Agreement, from providing information to, and negotiating with a competing bidder, even if the fiduciary duties of its directors require such actions. Finally, upon information and belief, consummation of the first CSX tender offer caused a "control transaction" to occur with respect to Conrail under subchapter 25E of the PBCL. See Count Twenty-Five, infra.

               68. Despite consummation of the first CSX Offer, plaintiffs continue their appeal of this Court's first preliminary injunction ruling. Until the shareholder vote on the Charter Amendment is held, CSX's power to vote the shares acquired will be subject to the equity power of the Court, and even thereafter, if the vote is held and thereafter found to have been tainted by the vote of CSX's illegally acquired shares, the Court could declare the vote invalid.

     The New Special Meeting:  Defendants Attempt to Convince
     Conrail's Shareholders That Resistance is Futile
     --------------------------------------------------------

               69. On November 25, 1996, Conrail issued a Notice of Special Meeting of Shareholders and a definitive proxy statement. This special meeting (the "New Special Meeting"), to be held for the purpose of conducting a vote of Conrail's shareholders on the Charter Amendment, was scheduled to be convened on December 23, 1996.

               70. However, while defendants contended before this Court that Conrail's shareholders would have a choice with respect to the CSX Transaction since they will vote on whether the Charter Amendment will be adopted or not, in fact defendants determined to leave them no choice.

               Under the Merger Agreement, Conrail has agreed not to convene, adjourn or postpone the Special Meeting without the prior consent of CSX, which consent will not be unreasonably withheld. As a result, it is expected that the special meeting will not be convened if Conrail has not received sufficient proxies to assure approval of the Proposal. Under the Merger Agreement, either CSX or Conrail can require that additional special meetings be held for the purpose of considering the Proposal, and a new record date could be set for any such special meeting (a new record date would be required if such meeting is held after February 3, 1997).

               71. The Philadelphia Inquirer on November 28, 1996 captured the essence of what defendants were attempting to do succinctly:

               As elections go, this one might have been devised in the old Kremlin: Conrail shareholders are scheduled to vote December 23 on a proposal that will likely decide the Philadelphia railroad's future. If they approve the management-endorsed proposal, Conrail's planned $8.5 billion merger with CSX Corp. will move forward. If the shareholders don't approve ... they won't vote.

                               *  *  *  *

               In other words, count ballots first, then hold the vote -- after we've won.

               72.  Thus, defendants were telling Conrail
     shareholders that the only vote that they will count as effective is a "for" vote. Defendants were essentially saying that "against" votes are futile, since there is no scenario in which the New Special Meeting will result in a vote rejecting the Charter Amendment, and, by implication, rejecting the CSX Transaction.

               73. Moreover, by further announcing that successive additional special meetings could be held for the purpose of voting upon the Charter Amendment, defendants attempted to discourage opposition and coerce approval. The intended message was plain: Resistance is futile.

               74. Plaintiffs contended that by entering into the Revised Merger Agreement, which includes a covenant subjecting the Conrail Board's actions regarding the voting process to CSX's consent, the Conrail directors have once again improperly delegated their managerial responsibilities. Moreover, plaintiffs contended that, acting in concert with CSX, the Conrail directors are manipulating the processes of corporate democracy by scheduling the New Special Meeting, announcing that they will permit the vote to proceed only if they are assured of victory, and further announcing that they may pursue successive special meetings until the shareholders submit.
     Such conduct constitutes a breach of the Conrail directors' fiduciary duties, aided and abetted by CSX, as well as fraudulent, coercive, and fundamentally unfair conduct. The Court scheduled a hearing for December 17, 1996 on plaintiffs' motion for a preliminary injunction against postponement of the December 23 vote.

     The Second Front-End Loaded CSX Offer
     -------------------------------------

               75. On December 6, 1996, CSX commenced a second front-end loaded tender offer to purchase up to a aggregate of 18,344,845 Conrail shares at $110 each per share (the "Second CSX Offer"). The Second CSX Offer is conditioned on, among other things, approval by Conrail's shareholders of the Charter Amendment.

               76. The Second CSX Offer is coercive in precisely the same manner as was the first. In their Definitive Proxy
     Statement, the Conrail defendants admit:

                    "Shareholders should be aware that if
               the [Charter Amendment] is approved and CSX is therefore in a position to consummate the Second CSX Tender Offer for ap-proximately 20.1% of the fully diluted
               Shares, shareholders may decide to tender their Shares to CSX (even if they believe that the Norfolk Offer (as defined below), if it could be effected, has a higher value) because shareholders may conclude that sufficient Shares will be tendered by other shareholders and that failure to tender will result in the non-tendering shareholders receiving only CSX shares pursuant to the Merger which, based on current market prices, have a per Share value that is less than the amount to be offered in the Second CSX Tender Offer.
               Therefore, if the Proposal is approved, the Second CSX Tender Offer may succeed regardless of the perceived relative values of such offer and the Norfolk Offer."

     The Second Preliminary Injunction Hearing
     -----------------------------------------

               77. On December 17, 1996, this Court conducted a hearing on plaintiffs' motion for a preliminary injunction against postponement of the December 23 vote. After hearing the presentations of the parties, the Court entered an order requiring the December 23 vote to proceed absent any intervening material events. The Court viewed the defendants' "rolling meeting" tactic as "fundamentally unfair" and as a "sham election".

               78. The Court's ruling contains an important implicit message: Resistance is not futile. Conrail's directors do indeed have fiduciary duties, and are charged with an obligation of fairness to Conrail's shareholders in the conduct of corporate elections. Moreover, the Conrail board's decisions are not the final word with respect to the sale of Conrail -- Conrail's shareholders will have an opportunity to elect a new board of directors no later than December 1997.

     Recognizing that they will not Be Permitted To
     Manipulate The Charter Amendment Vote By Successive Postponements and That They Would Lose The December 23
     Vote, Defendants Adopt An Even More Desperate Tactic:
     Defendants Announce A Paper Improvement To The Back-End
     CSX Merger Consideration And Extend The Lock-Out Provision to Two-Years -- One Year Past The Next Election of Directors
     ------------------------------------------------------------

               79. On December 19, 1996, just two days after this Court's issuance of its preliminary injunction requiring the December 23 vote to be held, defendants announced new terms to the CSX Transaction. The consideration to be paid in the back-end merger would be modified to include, in addition to the
     1.85619 shares of CSX stock per Conrail share, an additional purported $16 worth of CSX convertible preferred stock per Conrail share. Moreover, defendants announced that the 270-Day Lock-out provision had been extended to expire not in July 1997, but instead, over two-years from now, on December 31, 1998. Significantly, this extension purportedly would extend beyond the next required election of Conrail's directors by at least one-year, thus purporting to bind not only the current Conrail board, but also any newly elected board.

               80. Thus, again the defendants are seeking to convey the plain message to Conrail's shareholders that resistance is futile. In other words, defendants are telling Conrail's shareholders that even if they vote against the Charter Amendment, even if they vote against the CSX Merger, and even if they vote to remove the current Conrail Board and replace it with new directors who would support a sale of Conrail for the highest reasonably available price, the superior NS proposal would still not be available to them until at least one year after replacement of the Conrail Board.

               81. This latest tactic continues defendants' attempts to coerce, manipulate, and mislead Conrail's shareholders into delivering Conrail to CSX.

     NS Promptly Responds
     --------------------

               82. On December 19, 1996, NS announced that it increased its offer to $115 cash per Conrail share. Thus, the current NS Proposal has a value of at least $1 billion more than the CSX Transaction.

                           The CSX Transaction

               83. Consistent with Mr. Snow's remarks, discussed above, that Conrail's advisers had ensured that the CSX Transaction is "bullet-proof" and that Conrail's directors have almost no fiduciary duties, the CSX Merger Agreement contains draconian "lock-up" provisions which are unprecedented. These provisions are designed to foreclose success by any competing bidder for Conrail and to protect the lucrative compensation increase and executive succession deal promised to defendant LeVan by CSX.

     The Poison Pill Lock-In
     -----------------------

               84. The CSX Merger Agreement purports to bind the Conrail board not to take any action with respect to the Conrail Poison Pill to facilitate any offer to acquire Conrail other than the CSX Transaction. At the same time, the Conrail board has amended the Conrail Poison Pill to facilitate the CSX Transaction.

               85. Because of certain unusual provisions to the Conrail Poison Pill Plan -- which provisions, as noted below, not only were not disclosed in the Schedule 14D-1 filed with the Securities and Exchange Commission or in the Offer to Purchase circulated to Conrail's stockholders by CSX, or in the
     Schedule 14D-9 circulated to Conrail's shareholders by Conrail, but were in fact affirmatively misdescribed in CSX's Schedule 14D-1 and Offer to Purchase -- the provision in the CSX Merger Agreement barring the Conrail Board from taking action with respect to the Conrail Poison Pill threatened grave, imminent and irreparable harm to Conrail and all of its constituencies.

               86. The problem was that on November 7, 1996, a "Distribution Date", as that term is defined in the Conrail Poison Pill Plan, would have occurred. Once that were to happen, the "Rights" issued under the Plan would no longer be redeemable by the Conrail Board, and the Plan would no longer be capable of amendment to facilitate any takeover or merger proposal. Put simply, once the Distribution Date occurs, Conrail's directors would have no control over the Conrail Poison Pill's dilutive effect on an acquiror. Because of the draconian effects of the poison pill dilution on a takeover bidder, no bidder other than CSX would be able to acquire Conrail until the poison pill rights expire in the year 2005, regardless of whether such other bidder offers a transaction that is better for Conrail and its legitimate constituencies than the CSX Transaction. Further, not even CSX would be able to acquire Conrail in a transaction other than the CSX Transaction. In other words, if Conrail were not acquired by CSX in the CSX Transaction for the level of cash and stock originally offered by CSX, then it appears that Conrail would not have been capable of being acquired until at least 2005.
     In essence, as a result of the Poison Pill Lock-In, Conrail was about to swallow its own poison pill.

               87. Poison Pills -- typically referred to as "shareholders rights plans" by the corporations which adopt them -- are normally designed to make an unsolicited acquisition prohibitively expensive to an acquiror by diluting the value and proportional voting power of the shares acquired.

               88. Under such a plan, stockholders receive a dividend of originally uncertificated, unexercisable rights. The rights become exercisable and certificated on the so-called "Distribution Date," which under the Conrail Poison Pill Plan was until recently defined as the earlier of 10 days following public announcement that a person or group has acquired beneficial ownership of 10% or more of Conrail's stock or 10 days following the commencement of a tender offer that would result in 10% or greater ownership of Conrail stock by the bidder. On the Distribution Date, the corporation would issue certificates evidencing the rights, each of which would allow the holder to purchase a share of stock at a set price. Initially, the exercise price of poison pill rights is set very substantially above market to ensure that the rights will not be exercised. Once rights certificates were issued, the rights could trade separately from the associated shares of stock.

               89. The provisions of a poison pill plan that cause the dilution to an acquiror's position in the corporation are called the "flip-in" and "flip-over" provisions. Poison pill rights typically "flip in" when, among other things, a person or group obtains some specified percentage of the corporation's stock; in the Conrail Poison Pill plan, 10% is the "flip-in" level. Upon "flipping in," each right would entitle the holder to receive common stock of Conrail having a value of twice the exercise price of the right. That is, each right would permit the holder to purchase newly issued common stock of Conrail at half price (specifically, $410 worth of Conrail stock for $205). The person or group acquiring the 10% or greater ownership, however, would be ineligible to exercise such rights. In this way, a poison pill plan dilutes the acquiror's equity and voting position. Poison pill rights "flip over" if the corporation engages in a merger in which it is not the surviving entity. Holders of rights, other than the acquiror, would then have the right to buy stock of the surviving entity at half price, again diluting the acquiror's position. The Conrail Poison Pill Plan contains both a "flip-in" provision and a "flip-over" provision.

               90. So long as corporate directors retain the power ultimately to eliminate the anti-takeover effects of a poison pill plan in the event that they conclude that a particular acquisition would be in the best interests of the corporation, a poison pill plan can be used to promote legitimate corporate interests. Thus, typical poison pill plans reserve power in a corporation's board of directors to redeem the rights in toto for a nominal payment, or to amend the poison pill plan, for instance, to exempt a particular transaction or acquiror from the dilutive effects of the plan.

               91. The Conrail Poison Pill Plan contains provisions for redemption and amendment. However, an unusual aspect of the Conrail Poison Pill Plan is that the power of Conrail's directors to redeem the rights or amend the plan to exempt a particular transaction or bidder terminates on the Distribution Date. While the Conrail Poison Pill Plan gives Conrail directors the power to effectively postpone the Distribution Date, the CSX Merger Agreement purports to bind them contractually not to do so. Thus, the Distribution Date under Conrail's Poison Pill Plan would have occurred on November 7, 1996 -- ten business days after the date when NS commenced the Offer -- and Conrail's directors had entered into an agreement which purports to tie their hands so that they could do nothing to prevent it.

               92. Ironically, the specific provisions of the CSX Merger Agreement which purport to prevent the Conrail directors from postponing the Distribution Date are the very same sections which require Conrail to exempt the CSX Transaction from the Conrail Poison Pill -- Sections 3.1(n) and 5.13.
     Section 3.1(n) provides, in pertinent part:

          Green Rights Agreement and By-laws. (A) The Green Rights Agreement has been amended (the "Green Rights Plan Amendment") to (i) render the Green Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) neither White nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Green Rights Agreement) pursuant to the Green Rights Agreement and (z) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case as defined in the Green Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agreement, and the Green Stock Option Agreement, the consummation of the Offer, the Merger or the consummation of the other transactions contemplated by this Agreement and the Green Stock Option Agreement, and the Green Rights Agreement may not be further amended by Green without the prior consent of White in its sole discretion. (emphasis added)

     Section 5.13 provides, in pertinent part:

          The Board of Directors of Green shall take all further action (in addition to that referred to in Section 3.1(n)) reasonably requested in writing by White (including redeeming the Green Rights immediately prior to the Effective Time or amending the Green Rights Agreement) in order to render the Green Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement, the Board of Directors of Green shall not (a) amend the Green Rights Agreement or (b) take any action with respect to, or make any determination under, the Green Rights Agreement, including a redemption of the Green Rights or any action to facilitate a Takeover Proposal in respect of Green.

               93. Thus, although under the Conrail Poison Pill Plan the Conrail Board is empowered to "determine[] by action ... prior to such time as any person becomes an Acquiring Person" that the Distribution Date will occur on a date later than November 7, the Conrail board had contractually purported to bind itself not to do so.

               94. If the Distribution Date had been permitted to occur, Conrail, its shareholders, and its other constituents would have faced catastrophic irreparable injury. If the Distribution Date occurs and then the CSX Transaction does not occur for any number of reasons -- for instance, because (i) the Conrail shareholders do not tender sufficient shares in the CSX offer, (ii) the Conrail shareholders do not approve the CSX merger, (iii) the merger does not receive required regulatory approvals, or (iv) CSX exercises one of the conditions to its obligation to complete its offer -- Conrail would be essentially incapable of being acquired or engaging in a business combination until 2005. This would be so regardless of the benefits and strategic advantages of any business combination which might otherwise be available to Conrail. In the present environment of consolidation in the railroad industry, such a disability would plainly be a serious irremediable disadvantage to Conrail, its shareholders and all of its constituencies.

               95. As a result of plaintiffs' demand that the Distribution Date be postponed and of their motion for a temporary restraining order, the Conrail board met on November 4, hours prior to the scheduled hearing on plaintiffs' motion, and, with the required permission of CSX, extended the Distribution Date until ten days after any person acquires 10% or more of Conrail's shares. As a result, the Court denied plaintiffs' motion as moot.

     The Two-Year Lock-Out
     ---------------------

               96. Setting aside the Poison Pill Lock-In, the CSX Merger Agreement also contains an unprecedented provision purporting to bind Conrail's directors not to terminate the CSX Merger Agreement for two years regardless of whether their fiduciary duties require them to do so. The pertinent provisions appear in Section 4.2 of the CSX Merger Agreement. Under that section, Conrail covenants not to solicit, initiate or encourage other takeover proposals, or to provide information to any party interested in making a takeover proposal. The CSX Merger Agreement builds in an exception to this prohibition -- it provides that prior to the earlier of the closing of the first CSX Offer and Conrail shareholder approval of the CSX Merger, or after December 31, 1998, if the Conrail board determines upon advice of counsel that its fiduciary duties require it to do so, Conrail may provide information to and engage in negotiations with another bidder. Consummation of the first CSX offer resulted, under this provision, in barring Conrail from providing information to or negotiating with a competing bidder until after expiration of the Two-Year Lock-Out. However, inclusion of the "fiduciary out" language in Section 4.2 plainly indicated that the drafters of the CSX Merger Agreement -- no doubt counsel for Conrail and CSX -- recognize that there are circumstances in which Conrail's directors would be required by their fiduciary duties to consider a competing acquisition bid.

               97. However, despite the recognition in the CSX Merger Agreement that the fiduciary duties of the Conrail Board may require it to do so, Section 4.2(b) of the agreement (the "Two-Year Lock-Out") purports to prohibit the Conrail Board from withdrawing its recommendations that Conrail shareholders tender their shares in the CSX Offer and approve the CSX Merger until December 31, 1998. Likewise, it prohibits the Conrail Board from terminating the CSX Merger Agreement, even if the Conrail Board's fiduciary duties require it to do so, for the same period.

               98. Thus, despite the plain contemplation of circumstances under which the Conrail Board's fiduciary duties would require it to entertain competing offers and act to protect Conrail and its constituencies by (i) withdrawing its recommendation that Conrail shareholders approve the CSX Transaction and (ii) terminating the CSX Merger Agreement, Conrail's Board has seen fit to disable itself contractually from doing so.

               99. As with the Poison Pill Lock-In, this "Two-Year Lock-Out" provision amounts to a complete abdication of the duty of Conrail's directors to act in the best interests of the corporation. With the Two-Year Lock-Out, the Conrail directors have determined to take a two-year leave of absence despite their apparent recognition that their fiduciary duties could require them to act during this critical time.

               100. The effect of this provision is to lock out competing superior proposals to acquire Conrail until December 31, 1998, thus giving the CSX Transaction an unfair time value advantage over other offers and adding to the coercive effects of the CSX Transaction.

               101. Because it purports to restrict or limit the exercise of the fiduciary duties of the Conrail directors, the Two-Year Lock-Out provision of the CSX Merger Agreement is ultra vires, void and unenforceable. Moreover, because the Two-Year Lock-Out would purport to bind a newly-elected Conrail board, it is ultra vires, void and unenforceable. Further, by agreeing to the Two-Year Lock-Out as part of the CSX Merger Agreement, the Conrail directors breached their fiduciary duties of loyalty and care.

     Rapid Transfer of Control
     -------------------------

               102.  The CSX Transaction is structured to include
     (i) the now-completed first-step cash tender offer for up to 19.9% of Conrail's stock, (ii) an amendment to Conrail's charter to opt out of coverage under Subchapter 25E of Pennsylvania's Business Corporation Law (the "Charter Amendment"), which requires any person acquiring control of over 20% or more of the corporation's voting power to acquire all other shares of the corporation for a "fair price," as defined in the statute, in cash, (iii) following such amendment, an acquisition of additional shares which, in combination with other shares already acquired, would constitute at least 40% and up to approximately 50% of Conrail's stock, and (iv) following required regulatory approvals, consummation of a follow-up stock-for-stock merger.

               103. Thus, once the Charter Amendment is approved, CSX will be in a position to acquire either effective or absolute control over Conrail. Conrail admits that the CSX Transaction contemplates a sale of control of Conrail. In its preliminary proxy materials filed with the Securities and Exchange Commission, Conrail stated that if CSX acquires 40% of Conrail's stock, approval of the merger will be "virtually certain." CSX could do so either by increasing the number of shares it will purchase by tender offer, or, if tenders are insufficient, by accepting all tendered shares and exercising the Stock Option. CSX could obtain "approximately 50 percent" of Conrail's shares by purchasing 40% pursuant to tender offer and by exercising the Stock Option, in which event shareholder approval of the CSX Merger will be, according to Conrail's preliminary proxy statement, "certain."

               104. The swiftness with which the CSX Transaction is designed to transfer control over Conrail to CSX can only be viewed as an attempt to lock up the CSX Transaction and benefits it provides to Conrail management, despite the fact that a better deal, financially and otherwise, is available for Conrail, its shareholders, and its other legitimate constituencies.

     The Charter Amendment
     ---------------------

               105. Conrail's Definitive Proxy Materials for the
     December 23, 1996 Special Meeting set forth the resolution to be voted upon by Conrail's shareholders as follows:

          An amendment of the Articles of Incorporation of Conrail is hereby approved and adopted, by which, upon the effectiveness of such amendment, Article Ten thereof will be amended and restated in its entirety as follows: Subchapter E, Subchapter G and Subchapter H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation.

     The $300 Million Breakup Fee
     ----------------------------

               106. The CSX Merger Agreement provides for a $300 million break-up fee. This fee would be triggered if the CSX Merger Agreement were terminated following a competing takeover proposal.

               107. This breakup fee is disproportionally large, constituting over 3.5% of the aggregate value of the CSX Transaction. The breakup fee unreasonably tilts the playing field in favor of the CSX Transaction -- a transaction that the defendant directors knew, or reasonably should have known, at the time they approved the CSX Transaction, provided less value and other benefits to Conrail and its constituencies than would a transaction with NS.

     The Lock-Up Stock Option
     ------------------------

               108. Concurrently with the CSX Merger Agreement, Conrail and CSX entered into an option agreement (the "Stock Option Agreement") pursuant to which Conrail granted to CSX an option, exercisable in certain events, to purchase 15,955,477 shares of Conrail common stock at an exercise price of $92.50 per share, subject to adjustment.

               109. If, during the time that the option under the Stock Option Agreement is exercisable, Conrail enters into an agreement pursuant to which all of its outstanding common shares are to be purchased for or converted into, in whole or in part, cash, in exchange for cancellation of the Option, CSX shall receive an amount in cash equal to the difference (if positive) between the closing market price per Conrail common share on the day immediately prior to the consummation of such transaction and the purchase price. In the event (i) Conrail enters into an agreement to consolidate with, merge into, or sell substantially all of its assets to any person, other than CSX or a direct or indirect subsidiary thereof, and Conrail is not the surviving corporation, or (ii) Conrail allows any person, other than CSX or a direct or indirect subsidiary thereof, to merge into or consolidate with Conrail in a series of transactions in which the Conrail common shares or other securities of Conrail represent less than 50% of the outstanding voting securities of the merged corporation, then the option will be adjusted, exchanged, or converted into options with identical terms as those described in the Stock Option Agreement, appropriately adjusted for such transaction.

               110. CSX and Conrail also entered into a similar option agreement, pursuant to which CSX granted to Conrail an option, exercisable only in certain events, to purchase 43,090,773 shares of CSX Common Stock at an exercise price of $64.82 per share.

               111. The exercise price of the option under the Stock Option Agreement is $92.50 per share. The Stock Option Agreement contemplates that 15,955,477 authorized but unissued Conrail shares would be issued upon its exercise. Thus, for each dollar above $92.50 that is offered by a competing bidder for Conrail, such as NS, the competing acquiror would suffer $15,955,477 in dilution. Moreover, there is no cap to the potential dilution. At NS's original offer of $100 per share, the dilution attributable to the Stock Option would have been $119,666,077.50. At a hypothetical offering price of $101 per share, the dilution would total $135,621,554.50. At NS's current bid of $115 per share, the dilution would total $358,988,232.50. Thus, NS's 15% increase in its offer resulted in a more than doubling of such dilution costs. This lock-up structure serves no legitimate corporate purpose, as it imposes increasingly severe dilution penalties the higher the competing bid!

               112. At the current $115 per share level of NS's bid, the sum of the $300 million break-up fee and Stock Option dilution of $358,988,232.50 constitutes over 7% of the CSX Transaction's 9.36 billion value. This is an unreasonable impediment to NS's offer. Moreover, because these provisions were not necessary to induce an offer that is in Conrail's best interests, but rather were adopted to lock up a deal providing Conrail's management with personal benefits while selling Conrail to the low bidder, their adoption constituted a plain breach of the Director Defendants' fiduciary duty of loyalty.

     Selective Discriminatory Treatment of Competing Bids
     ----------------------------------------------------

               113. Finally, the Conrail board has breached its fiduciary duties by selectively (i) rendering Conrail's Poison Pill Plan inapplicable to the original CSX Transaction, (ii) approving the CSX Transaction and thus exempting it from the 5-year merger moratorium under Pennsylvania's Business Combination Statute, and (iii), as noted above, purporting to approve the Charter Amendment in favor of CSX only.

               114. While Pennsylvania law does not require directors to amend or redeem poison pill rights or to take action rendering anti-takeover provisions inapplicable, the law is silent with respect to the duties of directors once they have determined to do so. Once directors have determined to render poison pill rights and anti-takeover statutes inapplicable to a change of control transaction, their fundamental fiduciary duties of care and loyalty require them to take such actions fairly and equitably, in good faith, after due investigation and deliberation, and only for the purpose of fostering the best interests of the corporation, and not to protect selfish personal interests of management.

               115. Thus, Conrail's directors are required to act evenhandedly, redeeming the poison pill rights and rendering anti-takeover statutes inapplicable only to permit the best competing control transaction to prevail. Directors cannot take such selective and discriminatory defensive action to favor corporate executives' personal interests over those of the corporation, its shareholders, and other legitimate constituencies.

     LeVan's Deal
     ------------

               116. As an integral part of the CSX Transaction, CSX, Conrail and defendant LeVan have entered into an employment agreement dated as of October 14, 1996 (the "LeVan Employment Agreement"), covering a period of five-years from the effective date of any merger between CSX and Conrail. The LeVan Employment Agreement provides that Mr. LeVan will serve as Chief Operating Officer and President of the combined CSX/Conrail company, and as Chief Executive Officer and President of the railroad businesses of Conrail and CSX, for two years from the effective date of a merger between CSX and Conrail (the "First Employment Segment"). Additionally, Mr. LeVan will serve as Chief Executive Officer of the combined CSX/Conrail company for a period of two years beginning immediately after the First Employment Segment (the "Second Employment Segment"). During the period commencing immediately after the Second Employment Segment, or, if earlier, upon the termination of Mr. Snow's status as Chairman of the Board (the "Third Employment Segment"), Mr. LeVan will additionally serve as Chairman of the Board of the combined CSX/Conrail company.

               117. Defendant LeVan received a base salary from Conrail of $514,519 and a bonus of $24,759 during 1995. The LeVan Employment Agreement ensures substantially enhanced compensation for defendant LeVan. It provides that during the First Employment Segment, Mr. LeVan shall receive annual base compensation at least equal to 90% of the amount received by the Chief Executive Officer of CSX, but not less than $810,000, together with bonus and other incentive compensation at least equal to 90% of the amount received by the Chief Executive Officer of CSX. During 1995, Mr. Snow received a base salary of $895,698 and a bonus having a cash value of $1,687,500. Thus, if Mr. Snow's salary and bonus were to equal Mr. Snow's 1995 salary and bonus, the LeVan Employment Agreement would provide LeVan with a salary of $810,000 and a bonus of $1,518,750 in the First Employment Period. During the Second and Third Employment Segments, Mr. LeVan will receive compensation in an amount no less than that received by the Chief Executive Officer during the First Employment Segment, but not less than $900,000.

               118. If CSX terminates Mr. LeVan's employment for a reason other than cause or disability or Mr. LeVan terminates employment for good reason (as those terms are defined in the LeVan Employment Agreement), Mr. LeVan will be entitled to significant lump sum cash payments based on his compensation during the five year term of the employment agreement, continued employee welfare benefits for the longer of three years or the number of years remaining in the employment agreement; and the immediate vesting of outstanding stock-based awards.

     Improper Delegation of Responsibility Regarding
     The Processes of Corporate Democracy
     -----------------------------------------------

               119. In connection with amending the CSX Merger Agreement, the Conrail Board has contracted away and improperly delegated its responsibilities relating to its ability to convene, adjourn or postpone the December 23, 1996 Shareholders Meeting. Pursuant to the terms of the amended CSX Merger Agreement, Conrail now must have the prior consent of CSX in order to convene, adjourn or postpone the Shareholders Meeting on the proposed Charter Amendment.

               120. Section 5.1(b) of the amended CSX Merger
     Agreement provides in this regard that:

               Green [Conrail] shall not convene, adjourn or postpone the Green Pennsylvania Shareholders Meeting without the prior consent of White [CSX], which consent shall not be unreasonably withheld.

               121. In addition to this improper delegation of power to CSX, the Conrail Board has purported to give to CSX a right to call a special meeting in violation of the provisions of the PBCL which provide that a shareholder of a registered corporation has no right to call a special meeting, regardless of the size of its holdings, except in certain limited situations not applicable here.

               122. Section 5.1(b) of the amended Merger Agreement provides in this regard that:

               In the event that the matters to be considered at the Green Merger Shareholders Meeting are not approved at a meeting called for such purpose, from time to time Green may, and shall at the request of White, duly call, give notice of, convene and hold one or more meeting(s) of shareholders thereafter for the purpose of obtaining the Green Merger Shareholder Approval, in which case all obligations hereunder respecting the Green Merger Shareholders Meeting shall apply in respect of such other meeting(s), subject in any event to either party's right to terminate this Agreement pursuant to Section 7.1(b)(ii) or (iii). Subject to the foregoing, Green shall convene each such meeting(s) as soon as practicable after receipt of any request to do so by White (and in the case of the initial Green Pennsylvania Shareholders Meeting, as soon as practicable after December 5, 1996). The foregoing shall not affect White's obligations to make the Amended Offer, and, if the conditions therefor in Section 1.1(d) are satisfied, the Second Offer, whether or not the Green Merger Shareholder Approval has been received or any such Green Merger Shareholders Meeting(s) have been called or held.

               123. Under Section 5.1(b), CSX, in effect, purports to have the right to call a special meeting of stockholders as the Conrail Board has no discretion not to call a special meeting if CSX so demands.

               124. This provision of the amended CSX Merger
     Agreement is a deliberate attempt to circumvent Section 2521 of the PBCL.

               125. Section 2521(a) of the PBCL provides that, "the shareholders of a registered corporation shall not be entitled by statute to call a special meeting of shareholders." Section 2521(b) states that subsection (a) "shall not apply to the call of a special meeting by an interested shareholder (as defined in section 2553 (relating to interested shareholders) for the purpose of approving a business combination under section 2555(3) or (4) (relating to requirements relating to certain business combinations.) Under section 2553, an "interested shareholder" is the beneficial holder of at least 20% of the votes entitled to be cast in an election of directors. Section 2555, in Subchapter F, relates to the five-year moratorium provision.

               126. Section 2501(c) provides, in effect, that
     section 2521 will not apply only if Conrail chose in its articles of incorporation to grant to its stockholders a right to call a special meeting.

               127. Because Conrail has no such provision in its Articles of Incorporation, section 2521 applies and CSX cannot call a special meeting of Conrail's stockholders. Thus, section 5.1(b) of the amended CSX Merger Agreement is illegal, ultra vires, and void, and its adoption constituted a breach of the Director Defendants' fiduciary duties, aided and abetted by CSX.

                  Defendants' Campaign Of Misinformation

               128. On October 15, 1996, Conrail and CSX issued press releases announcing the CSX Transaction, and Conrail published and filed preliminary proxy materials with the SEC. On October 16, 1996, CSX filed and published its Schedule 14D-1 Tender Offer Statement and Conrail filed its Schedule 14D-9 Solicitation/Recommendation Statement. These communications to Conrail's shareholders reflect a scheme by defendants to coerce, mislead and fraudulently manipulate such shareholders to swiftly deliver control of Conrail to CSX and effectively frustrate any competing higher bid.

               129. Conrail's Preliminary Proxy Statement contains the following misrepresentations of fact:

                    (a) Conrail states that "certain provisions of Pennsylvania law effectively preclude ... CSX from purchasing 20% or more" of Conrail's shares in the CSX Offer "or in any other manner (except the [CSX] Merger." This statement is false. The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of the Pennsylvania Business Corporation Law. This law does not "effectively preclude" CSX from purchasing 20% or more of Conrail's stock other than through the CSX Merger. Rather, it simply requires a purchaser of 20% or more of Conrail's voting stock to pay a fair price in cash, on demand, to the holders of the remaining 80% of the shares. The real reason that CSX will not purchase 20% or more of Conrail's voting stock absent the Charter Amendment is that, unlike NS, CSX is unable or unwilling to pay a fair price in cash for 100% of Conrail's stock.

                    (b) Conrail states that its "Board of Directors believes that Conrail shareholders should have the opportunity to receive cash in the near-term for 40% of [Conrail's] shares," and that "[t]he Board of Directors believes it is in the best interests of shareholders that they have the opportunity to receive cash for 40% of their shares in the near term." These statements are false. First of all, the Conrail Board believes that Conrail shareholders should have the opportunity to receive cash in the near-term for 40% of Conrail's shares only if such transaction will swiftly deliver effective control of Conrail to CSX. Second, the Conrail Board of Directors does not believe that such swift transfer of control to CSX is in the best interests of Conrail shareholders; rather, the Conrail Board of Directors believes that swift transfer of effective control over Conrail to CSX through the CSX Offer will lock up the CSX Transaction and preclude Conrail shareholders from any opportunity to receive the highest reasonably available price in a sale of control of Conrail.

               130. CSX's Schedule 14D-1 contains the following misrepresentations of fact:

                    (a)  CSX states that:

                         At any time prior to the announcement by
                    [Conrail] or an Acquiring Person that an
                    Acquiring Person has become such, [Conrail] may redeem the [Conrail Poison Pill Plan]
                    rights ....

               This statement is false. In fact, the Conrail Poison Pill rights are redeemable any time prior to the Distribution Date. After the Distribution Date, they cannot be redeemed. CSX further states that:

                         The terms of the [Conrail Poison Pill]
                    rights may be amended by the [Conrail Board] without the consent of the holders of the Rights ... to make any other provision with respect to the Rights which [Conrail] may deem desirable; provided that from and after such time as Acquiring Person becomes such, the Rights may not be amended in any manner which would adversely affect the interests of holders of Rights.

               This statement is also false. The Conrail Board's power to freely amend the poison pill rights terminates on the Distribution Date, not the date when someone becomes an Acquiring Person.

                    (b) CSX states that the "purpose of the [CSX] Offer is for [CSX] . . . to acquire a significant equity interest in [Conrail] as the first step in a business combination of [CSX] and [Conrail]." This statement is false. The purpose of the CSX Offer is to swiftly transfer effective control over Conrail to CSX in order to lock up the CSX Transaction and foreclose the acquisition of Conrail by any competing higher bidder.

                    (c) CSX states that "the Pennsylvania Control Transaction Law effectively precludes [CSX, through its acquisition subsidiary] from purchasing 20% or more of Conrail's shares pursuant to the [CSX] Offer." This statement is false. The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of the Pennsylvania Business Corporation Law. This law does not "effectively preclude" CSX from purchasing 20% or more of Conrail's stock other than through the CSX Merger. Rather, it simply requires a purchaser of 20% or more of Conrail's voting stock to pay a fair price in cash, on demand, to the holders of the remaining 80% of the shares. The real reason that CSX will not purchase 20% or more of Conrail's voting stock absent the Charter Amendment is that, unlike NS, CSX is unable or unwilling to pay a fair price in cash for 100% of Conrail's stock.

               131. Conrail's Schedule 14D-9 states that "the [CSX Transaction] . . . is being structured as a true merger-of-equals transaction." This statement is false. The CSX Transaction is being structured as a rapid, locked-up sale of control of Conrail to CSX involving a significant, albeit inadequate, control premium.

               132. Each of the Conrail Preliminary Proxy Statement, the CSX Schedule 14D-1 and the Conrail Schedule 14D-9 omit to disclose the following material facts, the disclosure of which are necessary to make the statements made in such documents not misleading:

                    (a) That the Conrail Board will lose its power to redeem or freely amend the Conrail Poison Pill
               Plan rights on the "Distribution Date."

                    (b)  That both Conrail (and its senior
               management) and CSX (and its senior management) knew
               (i) that NS was keenly interested in acquiring Conrail, (ii) that NS has the financial capacity and resources to pay a higher price for Conrail than CSX could, and (iii) that a financially superior competing bid for Conrail by NS was inevitable.

                    (c) That Conrail management led NS to believe that if and when the Conrail Board determined to sell Conrail, it would do so through a process in which NS would be given the opportunity to bid, and that in the several weeks prior to the announcement of the CSX Transaction, defendant LeVan on two occasions prevented Mr. Goode from presenting an acquisition proposal to Conrail by stating to him that making such a proposal would be unnecessary and that Mr. LeVan would contact Mr. Goode concerning NS's interest in acquiring Conrail following (i) the Conrail Board's strategic planning meeting scheduled for September 1996 and (ii) a meeting of the Conrail Board purportedly scheduled for October 16, 1996.

                    (d) That in September of 1994, NS had proposed a stock-for-stock acquisition of Conrail at an exchange ratio of 1.1 shares of NS stock for each share of Conrail stock, which ratio, if applied to the price of NS stock on the day before announcement of the CSX Transaction, October 14, 1996, implied a bid by NS worth over $101 per Conrail share.

                    (e) That the CSX Transaction was structured to swiftly transfer effective, if not absolute voting control over Conrail to CSX, and to prevent any other bidders from acquiring Conrail for a higher price.

                    (f)  That although Conrail obtained opinions
               from Morgan Stanley and Lazard Freres that the consideration to be received by Conrail stockholders in the CSX Transaction was "fair" to such shareholders from a financial point of view, Conrail's Board did not ask its investment bankers whether the CSX Transaction consideration was adequate, from a financial point of view, in the context of a sale of control of Conrail such as the CSX Transaction.

                    (g)  That although in arriving at their
               "fairness" opinions, both Morgan Stanley and Lazard Freres purport to have considered the level of consideration paid in comparable transactions, both investment bankers failed to consider the most closely comparable transaction -- NS's September 1994 merger proposal, which as noted above, would imply a price per Conrail share in excess of $101.

                    (h)  That, if asked to do so, Conrail's
               investment bankers would be unable to opine in good faith that the consideration offered in the CSX
               Transaction is adequate to Conrail's shareholders from a financial point of view.

                    (i)  That Conrail's Board failed to seek a
               fairness opinion from its investment bankers concerning the $300 million breakup fee included in the CSX Transaction.

                    (j)  That Conrail's Board failed to seek a
               fairness opinion from its investment bankers concerning the Stock Option Agreement granted by Conrail to CSX in connection with the CSX
               Transaction.

                    (k)  That the Stock Option Agreement is
               structured so as to impose increasingly severe dilution costs on a competing bidder for control of Conrail for progressively higher acquisition bids.

                    (l) That the Conrail Board intends to withhold the filing of the Charter Amendment following its approval by Conrail's stockholders if the effectiveness of such amendment would facilitate any bid for Conrail other than the CSX Transaction.

                    (m)  That the Charter Amendment and/or its
               submission to a vote of the Conrail shareholders is illegal and ultra vires under Pennsylvania law.

                    (n) That the Conrail Board's discriminatory (i) use of the Charter Amendment, (ii) amendment of the Conrail Poison Pill and (iii) action exempting the CSX Transaction from Pennsylvania's Business Combination Statute, all to facilitate the CSX Transaction and to preclude competing financially superior offers for control of Conrail, constitute a breach of the Director Defendants' fiduciary duty of loyalty.

                    (o) That Conrail's Board failed to conduct a reasonable, good faith investigation of all reasonably available material information prior to approving the CSX transaction and related agreements, including the lock-up Stock Option Agreement.

                    (p)  That in recommending that Conrail's
               shareholders tender their shares to CSX in the CSX
               Offer, Conrail's Board did not conclude that doing so would be in the best interests of Conrail's shareholders.

                    (q)  That in recommending that Conrail's
               shareholders approve the Charter Amendment, the Conrail Board did not conclude that doing so would be in the best interests of Conrail's shareholders.

                    (r)  That in recommending that Conrail
               shareholders tender their shares to CSX in the CSX
               Offer, primary weight was given by the Conrail Board to interests of persons and/or groups other than Conrail's shareholders.

                    (s)  That in recommending that Conrail
               shareholders tender their shares to CSX in the CSX Offer, primary weight was given to the personal interests of defendant LeVan in increasing his compensation and succeeding Mr. Snow as Chairman and Chief Executive Officer of the combined CSX/Conrail company.

                    (t) That the Continuing Director Requirement in Conrail's Poison Pill (described above in paragraphs 84 through 91), adopted by Conrail's board in September 1995 and publicly disclosed at that time, is illegal and ultra vires under Pennsylvania law and therefore is void and unenforceable.

               133. In connection with the defendants' announcement of the Revised CSX Transaction on November 6, 1996 and the
     Conrail Board's Schedule 14D-9 recommendation against the NS
     Offer, defendants issued several false and misleading statements:

                    (a)  In their joint press release dated
               November 6, 1996, defendants:

                         (i)  stated that the Conrail Board
               carefully considered the relative merits of the CSX Transaction and the NS Proposal, when in fact they specifically directed their financial advisors not to do so in rendering their fairness opinions; and

                         (ii)  claim that they have discovered
               additional synergies of $180 million that "will be realized" in connection with the CSX Transaction, yet omitted disclosure in the press release or in any disclosure materials of any support or explanation of how and why these claimed additional synergies were suddenly discovered at or about the time of announcement of the increase in the cash component of the CSX Transaction.

                    (b) In CSX's Schedule 14D-1, Amendment No. 4, defendant CSX, with Conrail's knowing and active participation:

                         (i)  states that the NS Proposal is a
               "nonbid," when in fact it is a bona fide superior offer that is available to Conrail shareholders if the Conrail board were to properly observe its fiduciary duties and recognize that the purported contractual prohibitions against doing so contained in the CSX Merger Agreement are illegal and unenforceable;

                         (ii)  states falsely that Norfolk Southern
               initiated discussions with CSX during the weekend of November 2 and 3, when in fact CSX initiated those talks;

                         (iii)  states that the November 2 and 3
               talks concerned sales of Conrail assets to NS after an acquisition of Conrail by CSX, while in fact such discussions also included scenarios in which NS would acquire Conrail and then sell certain Conrail assets to CSX;

                         (iv)  state that the Conrail board
               "carefully considered" the relative merits of a merger with Norfolk Southern rather than with CSX, while in fact Conrail's financial advisors were instructed not to do so in rendering their fairness opinions;

                         (v)  fails to disclose the basis for and
               analysis, if any, underlying the "discovery" of an additional $180 million in CSX/Conrail merger synergies.

                    (c) In Conrail's Schedule 14D-9 with respect to the NS Offer, defendant Conrail, with CSX's knowing and active participation:

                         (i)  stated that Conrail's board of
               directors "unanimously recommends" that Conrail shareholders not tender their shares into the NS Offer while failing to disclose that the directors were bound by contract, under the CSX Merger Agreement, to make such recommendation, that such contractual obligation is void under Pennsylvania law, and what effect the unenforceability of such contractual obligation, if considered by the Conrail board, would have upon their recommendation;

                         (ii)  stated that Conrail's board of
               directors "unanimously recommends" that Conrail shareholders who desire to receive cash for their shares tender their shares in the CSX Offer, while failing to disclose that the CSX Merger Agreement bound the directors contractually to make such recommendation, that such contractual obligation is void under Pennsylvania law, and what effect the unenforceability of such contractual obligation, if considered by the Conrail board, would have upon their recommendation;

                         (iii)  failed to disclose that in
               negotiating the revised terms of the CSX Transaction, Conrail could have demanded, in consideration for agreeing to the revised terms, that its board of directors be released from the poison pill lock-in and 180-day lock-out provisions, that Conrail management and Conrail's advisors failed to so inform the Conrail board, and that instead, management unilaterally determined to negotiate an increase in the lock-out provision from 180 days to 270 days;

                         (iv)  failed to disclose the basis for and
               analysis underlying the defendants "discovery" of $180 million in new CSX/Conrail merger synergies.

                    (d) In Conrail's Schedule 14D-9, Amendment No. 4, with respect to the CSX Offer, defendant Conrail, with CSX's knowing and active participation:

                         (i)  stated that Conrail's board of
               directors "unanimously recommends" that Conrail shareholders not tender their shares into the NS Offer while failing to disclose that the directors were bound by contract, under the CSX Merger Agreement, to make such recommendation, that such contractual obligation is void under Pennsylvania law, and what effect the unenforceability of such contractual obligation, if considered by the Conrail board, would have upon their recommendation;

                         (ii)  stated that Conrail's board of
               directors "unanimously recommends" that Conrail shareholders who desire to receive cash for their shares tender their shares in the CSX Offer, while failing to disclose that the CSX Merger Agreement bound the directors contractually to make such recommendation, that such contractual obligation is void under Pennsylvania law, and what effect the unenforceability of such contractual obligation, if considered by the Conrail board, would have upon their recommendation;

                         (iii)  failed to disclose that in
               negotiating the revised terms of the CSX Transaction, Conrail could have demanded, in consideration for agreeing to the revised terms, that its board of directors be released from the poison pill lock-in and 180-day lock-out provisions, that Conrail management and Conrail's advisors failed to so inform the Conrail board, and that instead, management unilaterally determined to negotiate an increase in the lock-out provision from 180 days to 270 days;

                         (iv)  failed to disclose the basis for and
               analysis, if any, underlying the defendants
               "discovery" of $180 million in new CSX/Conrail merger synergies.

               134. Each of the misrepresentations and omitted facts detailed above are material to the decisions of Conrail's shareholders concerning whether to vote in favor of the Charter Amendment and whether, in response to the CSX Offer, to hold, sell to the market, or tender their shares, because such misrepresentations and omitted facts bear upon (i) the good faith of the Conrail directors in recommending that Conrail shareholders approve the Charter Amendment and tender their shares in the CSX Offer, (ii) whether taking such actions are in the best interests of Conrail shareholders, (iii) whether the CSX Offer represents financially adequate consideration for the sale of control of Conrail and/or (iv) whether the economically superior NS Proposal is a viable, available alternative to the CSX Transaction. Absent adequate corrective disclosure by the defendants, these material misrepresentations and omissions threaten to coerce, mislead, and fraudulently manipulate Conrail shareholders to approve the Charter Amendment and deliver control of Conrail to CSX in the CSX Offer, in the belief that the NS Proposal is not an available alternative.

     Conrail's Directors Attempt To Override Fundamental Principles of Corporate Democracy By Imposing A Continuing Directors Requirement in Conrail's Poison Pill And By Extending The Lock-Out Provision of the CSX Merger Agreement Past The Next Election of Conrail Directors
     -------------------------------------------------------------

               135. As noted above, Conrail's directors have long known that it was an attractive business combination candidate to other railroad companies, including NS.

               136. Neither Conrail management nor its Board, however, had any intention to give up their control over Conrail, unless the acquiror was willing to enter into board composition, executive succession, and compensation and benefit arrangements satisfying the personal interests of Conrail management and the defendant directors, such as the arrangements provided for in the CSX Transaction. They were aware, however, that through a proxy contest, they could be replaced by directors who would be receptive to a change in control of Conrail regardless of defendants' personal interests. Accordingly, on September 20, 1995, the Conrail directors attempted to eliminate the threat to their continued incumbency posed by the free exercise of Conrail's stockholders' franchise. They drastically altered Conrail's existing Poison Pill Plan, by adopting a "Continuing Director" limitation to the Board's power to redeem the rights issued pursuant to the Rights Plan (the "Continuing Director Requirement").

               137. Prior to adoption of the Continuing Director
     Requirement, the Conrail Poison Pill Plan was a typical "flip-in, flip-over" plan, designed to make an unsolicited acquisition of Conrail prohibitively expensive to an acquiror, and reserving power in Conrail's duly elected board of directors to render the dilative effects of the rights ineffective by redeeming or amending them.

               138. The September 20, 1995 adoption of the
     Continuing Director Requirement changed this reservation of power. It added an additional requirement for amendment of the plan or redemption of the rights. For such action to be effective, at least two members of the Board must be "Continuing Directors," and the action must be approved by a majority of such "Continuing Directors." "Continuing Directors" are defined as members of the Conrail Board as of September 20, 1995, i.e., the incumbents, or their hand-picked successors.

               139. By adopting the Continuing Director Requirement, the Director Defendants intentionally and deliberately have attempted to destroy the right of stockholders of Conrail to replace them with new directors who would have the power to redeem the rights or amend the Rights Agreement in the event that such new directors deemed such action to be in the best interests of the company. That is, instead of vesting the power to accept or reject an acquisition in the duly elected Board of Directors of Conrail, the Rights Plan, as amended, destroys the power of a duly elected Board to act in connection with acquisition offers, unless such Board happens to consist of the current incumbents or their hand-picked successors. Thus, the Continuing Director Requirement is the ultimate entrenchment device.

               140. The Continuing Director Requirement is invalid per se under Pennsylvania statutory law, in that it purports to limit the discretion of future Boards of Conrail. Pennsylvania law requires that any such limitation on Board discretion be set forth in a By-Law adopted by the stockholders. See Pa. BCL
     SECTION 1721. Thus, the Director Defendants were without power to adopt such a provision unilaterally by amending the Rights Agreement.

               141. Additionally, the Continuing Director
     Requirement is invalid under Conrail's By-Laws and Articles of Incorporation. Under Section 3.5 of Conrail's By-Laws, the power to direct the management of the business and affairs of Conrail is broadly vested in its duly elected board of directors. Insofar as the Continuing Director Requirement purports to restrict the power of Conrail's duly elected board of directors to redeem the rights or amend the plan, it conflicts with Section 3.5 of Conrail's By-Laws and is therefore of no force or effect. Article Eleven of Conrail's Articles of Incorporation permits Conrail's entire board to be removed without cause by stockholder vote. Read together with
     Section 3.5 of Conrail's By-Laws, Article Eleven enables Conrail's stockholders to replace the entire incumbent board with a new board fully empowered to direct the management of Conrail's business and affairs, and, specifically, to redeem the rights or amend the plan. Insofar as the Continuing Director Requirement purports to render such action impossible, it conflicts with Conrail's Articles of Incorporation and is therefore of no force or effect.

               142. Furthermore, the adoption of the Continuing Director Requirement constituted a breach of the Director Defendants' fiduciary duty of loyalty. There existed no justification for the directors to attempt to negate the right of stockholders to elect a new Board in the event the stockholders disagree with the incumbent Board's policies, including their response to an acquisition proposal.

               143. Moreover, while the Director Defendants disclosed the adoption of the Continuing Director Requirement, they have failed to disclose its illegality and the illegality of their conduct in adopting it. If they are not required to make corrective disclosures, defendants will permit the disclosure of the Continuing Director Requirement's adoption to distort stockholder choice in connection with the CSX Offer, the Special Meeting, and (if they have not successfully locked up voting control of Conrail by then) in the next annual election of directors. The Director Defendants' conduct is thus fraudulent, in that they have failed to act fairly and honestly toward the Conrail stockholders, and intended to preserve their incumbency and that of current management, to the detriment of Conrail's stockholders and other constituencies. Accordingly, such action should be declared void and of no force or effect. Furthermore, adequate corrective disclosure should be required.

               144. The newly-extended Two-Year Lock-Out provision in the CSX Merger Agreement is invalid not only because it constitutes an abdication and breach of the current Conrail directors' fiduciary duties, but also for the same reasons as the Continuing Director Provision. The Two-Year Lock-Out purports to restrict the managerial discretion of future Conrail directors -- new directors who could be elected at Conrail's 1997 Annual Meeting. Thus, as does the Continuing Director Provision, the Two-Year Lock-Out violates Pennsylvania statutory law, Conrail's Bylaws and Articles of Incorporation, and the Conrail directors' fiduciary duties.

     Conrail's Charter Permits The Removal and Replacement of Its
     Entire Board of Directors At Its Next Annual Meeting
     ------------------------------------------------------------

               145. As noted above, plaintiff NS intends to facilitate the NS Proposal, if necessary, by replacing the Conrail board at Conrail's next annual meeting. Conrail's next annual meeting is scheduled to be held on May 21, 1997
     (according to Conrail's April 3, 1996 Proxy Statement, as filed with the Securities and Exchange Commission).

               146. The Director Defendants adopted the Continuing Director Requirement in part because they recognized that under Conrail's Articles, its entire Board, even though staggered, may be removed without cause at Conrail's next annual meeting.

               147. Section 3.1 of Conrail's By-Laws provides that the Conrail Board shall consist of 13 directors, but presently there are only 11. The Conrail Board is classified into three classes. Each class of directors serves for a term of three years, which terms are staggered.

               148. Article 11 of Conrail's Articles of
     Incorporation provides that:

          The entire Board of Directors, or a class of the Board where the Board is classified with respect to the power to elect directors, or any individual director may be removed from office without assigning any cause by vote of stockholders entitled to cast at least a majority of the votes which all stockholders would be entitled to cast at any annual election of directors or of such class of directors.

               149. Under the plain language of Article 11, the entire Conrail Board, or any one or more of Conrail's directors, may be removed without cause by a majority vote of the Conrail stockholders entitled to vote at the annual meeting. Plaintiffs anticipate, however, that defendants will argue that under Article 11, only one class may be removed at each annual meeting. Accordingly, plaintiffs seek a declaratory judgment that pursuant to Article 11, the entire Conrail Board, or any one or more of Conrail's directors, may be removed without cause at Conrail's next annual meeting.

                            Declaratory Relief

               150. The Court may grant the declaratory relief sought herein pursuant to 28 U.S.C. SECTION 2201. The Director Defendants' adoption of the CSX Transaction (with its discriminatory Charter Amendment poison pill, and state anti-takeover statute treatment and draconian lock-up provisions) as well as their earlier adoption of the Continuing Director Requirement, clearly demonstrate their bad faith entrenchment motivation and, in light of the NS Proposal, that there is a substantial controversy between the parties. Indeed, given the NS Proposal, the adverse legal interests of the parties are real and immediate. Defendants can be expected to vigorously oppose each judicial declaration sought by plaintiffs, in order to maintain their incumbency and defeat the NS Proposal -- despite the benefits it would provide to Conrail's stockholders and other constituencies.

               151. The granting of the requested declaratory relief will serve the public interest by affording relief from uncertainty and by avoiding delay and will conserve judicial resources by avoiding piecemeal litigation.

                            Irreparable Injury

               152. The Director Defendants' adoption of the CSX Transaction (with its discriminatory Charter Amendment, poison pill and state antitakeover statute treatment and draconian lock-up provisions), their adoption of the revised CSX Transaction with its highly coercive, multi-tier, front end loaded structure, as well as their earlier adoption of the Continuing Director Requirement threaten to deny Conrail's stockholders of their right to exercise their corporate franchise without manipulation, coercion or false and misleading disclosures and to deprive them of a unique opportunity to receive maximum value for their stock. The resulting injury to plaintiffs and all of Conrail's stockholders would not be adequately compensable in money damages and would constitute irreparable harm.

                          Derivative Allegations

               153. Plaintiffs bring each of the causes of action reflected in Counts One through Seven and Fourteen and Fifteen below individually and directly. Alternatively, to the extent required by law, plaintiffs bring such causes of action derivatively on behalf of Conrail.

               154. No demand has been made on Conrail's Board of Directors to prosecute the claims set forth herein since, for the reasons set forth below, any such demand would have been a vain and useless act since the Director Defendants constitute the entire Board of Directors of Conrail and have engaged in fraudulent conduct to further their personal interests in entrenchment and have ratified defendant LeVan's self-dealing conduct:

                    (a)  The Director Defendants have acted
               fraudulently by pursuing defendants' campaign of misinformation, described above, in order to coerce, mislead, and manipulate Conrail shareholders to swiftly deliver control of Conrail to the low bidder.

                    (b)  The form of resolution by which the
               shareholders are being asked to approve the Charter Amendment is illegal and ultra vires in that it purports to authorize the Conrail Board to discriminatorily withhold filing the certificate of amendment even after shareholder approval. Thus, its submission to the shareholders is illegal and ultra vires and, therefore, not subject to the protections of the business judgment rule.

                    (c) The Conrail directors' selective amendment of the Conrail poison pill and discriminatory preferential treatment of the CSX Transaction under the Pennsylvania Business Combination Statute were motivated by their personal interest in entrenchment, constituting a breach of their fiduciary duty of loyalty and rendering the business judgment rule inapplicable.

                    (d) The Director Defendants' adoption of the breakup fee and stock option lock-ups in favor of CSX was motivated by their personal interest in entrenchment, constituting a breach of their duty of loyalty and rendering the business judgment rule inapplicable.

                    (e)  The Continuing Director Requirement is
               illegal and ultra vires under Pennsylvania statutory law and under Conrail's charter and by-laws, rendering the business judgment rule inapplicable to its adoption by the Director Defendants.

                    (f)  In adopting the Continuing Director
               Requirement, each of the Defendant Directors has failed to act fairly and honestly toward Conrail and its stockholders, insofar as by doing so the Defendant Directors, to preserve their own incumbency, have purported to eliminate the stockholders' fundamental franchise right to elect directors who would be receptive to a sale of control of Conrail to the highest bidder. There is no reason to think that, having adopted this ultimate in entrenchment devices, the Director Defendants would take action that would eliminate it.

                    (g) Additionally, the Director Defendants have acted fraudulently, in that they intentionally have failed to disclose the plain illegality of their conduct.

                    (h) There exists no reasonable prospect that the Director Defendants would take action to invalidate the Continuing Director Requirement. First, pursuant to Pennsylvania statute, their fiduciary duties purportedly do not require them to amend the Rights Plan in any way. Second, given their dishonest and fraudulent entrenchment motivation, the Director Defendants would certainly not commence legal proceedings to invalidate the Continuing Director Requirement.

               155. Plaintiffs are currently beneficial owners of Conrail common stock. Plaintiffs' challenge to the CSX Transaction (including the coercive front end loaded tender offer, the illegal Charter Amendment, discriminatory treatment, and lock-ups) and to the Continuing Director Requirement presents a strong prima facie case, insofar as the Director Defendants have deliberately and intentionally, without justification, acted to foreclose free choice by Conrail's shareholders. If this action were not maintained, serious injustice would result, in that defendants would be permitted illegally and in pursuit of personal, rather than proper corporate interests to deprive Conrail stockholders of free choice and a unique opportunity to maximize the value of their investments through the NS Proposal, and to deprive plaintiff NS of a unique acquisition opportunity.

               156. This action is not a collusive one to confer jurisdiction on a Court of the United States that it would not otherwise have.

                                   COUNT ONE
                                   ---------
                        (Breach of Fiduciary Duty with
                       Respect to the Charter Amendment)

               157. Plaintiffs withdraw Count One as moot.

                                   COUNT TWO
                                   ---------
                           (Breach of Fiduciary Duty
                        With Respect to the Poison Pill)

               158. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               159. The Conrail board of directors adopted its Poison Pill Plan with the ostensible purpose of protecting its shareholders against the consummation of unfair acquisition proposals that may fail to maximize shareholder value.

               160. The Conrail Board has announced its intention to merge with CSX, and the Conrail Board has also sought to exempt CSX from the provisions of the Poison Pill.

               161. Additionally, the Conrail Board has committed itself to not pursue any competing offer for the Company.

               162. By selectively and discriminately determining to exempt CSX, and only CSX, from the Poison Pill provisions, to the detriment to Conrail's shareholders, the Conrail directors have breached their fiduciary duties of care and loyalty.

               163. Plaintiffs have no adequate remedy at law.

                               COUNT THREE
                               -----------
                        (Breach of Fiduciary Duty
                     with Respect to the Pennsylvania
                      Business Combinations Statute)

               164. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               165. By approving the CSX Offer prior to its consummation, the Director Defendants have rendered the Pennsylvania Business Combinations Statute, subchapter 25F of the Pennsylvania Business Corporation Law, and, particularly, its five-year ban on mergers with substantial stockholders, inapplicable to the CSX Transaction, while it remains as an impediment to competing higher acquisition offers such as the NS Proposal.

               166. By selectively and discriminately exempting the CSX Transaction from the five-year merger ban, for the purpose of facilitating a transaction that will provide substantial personal benefits to Conrail management while delivering Conrail to the low bidder, the Director Defendants have breached their fiduciary duties of care and loyalty.

               167. Plaintiffs have no adequate remedy at law.

                                COUNT FOUR
                                ----------
                    (Declaratory Judgment Against All
                     Defendants that the Poison Pill
                 Lock-In is Void Under Pennsylvania Law)

               168. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               169. By purporting to bind Conrail and its directors not to amend or take any action with respect to the Conrail
     Poison Pill Plan without CSX's consent, the CSX Merger
     Agreement purports to restrict the managerial discretion of Conrail's directors.

               170. Under Pennsylvania law, agreements restricting the managerial discretion of the board of directors are permissible only in statutory close corporations. Conrail is not a statutory close corporation.

               171. No statute countenances Conrail's and the Director Defendants' adoption of the Poison Pill Lock-In terms of the CSX Merger Agreement. No Conrail By-Law adopted by the Conrail shareholders provides that Conrail's directors may contractually abdicate their fiduciary duties and managerial powers and responsibilities with respect to the Conrail Poison Pill Plan.

               172. Plaintiffs have no adequate remedy at law.


                                COUNT FIVE
                                ----------
                     (Against the Defendant Directors
                    for Breach of Fiduciary Duty with
                   Respect to the Poison Pill Lock-In)

               173. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               174. By entering into the Poison Pill Lock-In provisions of the CSX Merger Agreement, the Director Defendants purported to relinquish their power to act in the best interests of Conrail in connection with proposed acquisitions of Conrail.

               175. Thus, by entering into the CSX Transaction with its poison pill lock-in provisions, the Director Defendants have intentionally, in violation of their duty of loyalty, completely abdicated their fiduciary duties and responsibilities.

               176. Absent prompt injunctive relief, plaintiffs, as well as Conrail and all of its legitimate constituencies, face imminent irreparable harm.

               177. Plaintiffs have no adequate remedy at law.

                                COUNT SIX
                                ---------
                    (Declaratory Judgment Against All
                  Defendants That the Two-Year Lock-Out
                     is Void Under Pennsylvania Law)

               178. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               179. By purporting to bind Conrail and its directors from acting to protect the interests of Conrail, its shareholders and its other legitimate constituencies by withdrawing its recommendation that Conrail's shareholders accept the CSX Offer and approve the CSX Merger even when the fiduciary duties of Conrail's directors would require them to do so, the Two-Year Lock-Out provision of the CSX Merger Agreement purports to restrict the managerial discretion of Conrail's directors.

               180. By purporting to prohibit Conrail's directors from terminating the CSX Merger Agreement when their fiduciary duties would require them to do so, the Two-Year Lock-Out provision of the CSX Merger Agreement purports to restrict the managerial discretion of Conrail's directors.

               181. Under Pennsylvania law, agreements restricting the managerial discretion of the board of directors are permissible only in statutory close corporations. Conrail is not a statutory close corporation.

               182. No statute countenances Conrail's and the Director Defendants' adoption of the Two-Year Lock-Out terms of the CSX Merger Agreement. No Conrail By-Law adopted by the Conrail shareholders provides that Conrail's directors may contractually abdicate their fiduciary duties and managerial powers and responsibilities.

               183. Moreover, to the extent that the Two-Year Lock-Out purports to bind future directors of Conrail, it is ultra vires, void and unenforceable.

               184. Unless the Two-Year Lock-Out provision is declared ultra vires and void and defendants are enjoined from taking any action enforcing it, Conrail and its legitimate constituencies face irreparable harm.

               185. Plaintiffs have no adequate remedy at law.

                               COUNT SEVEN
                               -----------
                     (Against the Defendant Directors
                    for Breach of Fiduciary Duty with
                    Respect to the Two-Year Lock-Out)

               186. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               187. By entering into the Two-Year Lock-Out provision of the CSX Merger Agreement, the Director Defendants purported to relinquish their power to act in the best interest of Conrail in connection with proposed acquisitions of Conrail.

               188. Thus, by entering into the Two-Year Lock-Out provision, the Conrail directors have abdicated their fiduciary duties, in violation of their duties of loyalty and care.

               189. Plaintiffs have no adequate remedy at law.

                                  COUNT EIGHT
                                  -----------
                         (Breach of Fiduciary Duty with
                       Respect to the Lock-Up Provisions)

               190. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               191. In conjunction with the CSX Merger Agreement, the Conrail Board has agreed to termination fees of $300 million and to the lock-up Stock Option Agreement.

               192. These provisions confer no benefit upon Conrail's shareholders and in fact operate and are intended to operate to impede or foreclose further bidding for Conrail.

               193. The Conrail directors have adopted these provisions without regard to what is in the best interest of the Company and its shareholders, in violation of their fiduciary duties.

               194. Plaintiffs have no adequate remedy at law.

                                COUNT NINE
                                ----------
                       (Declaratory Relief Against
                   Conrail and Director Defendants That
                   The Continuing Director Requirement
                     Is Void Under Pennsylvania Law)

               195. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               196. Under Pennsylvania law, the business and affairs of a Pennsylvania corporation are to be managed under the direction of the Board of Directors unless otherwise provided by statute or in a By-Law adopted by the stockholders. Pa. BCL
     SECTION 1721.

               197. Under Pennsylvania law, agreements restricting the managerial discretion of directors are permissible only in statutory close corporations.

               198. No statute countenances Conrail's and the current Board's adoption of the Continuing Director
     Requirement. No Conrail By-Law adopted by the Conrail stockholders provides that the current Board may limit a future Board's management and direction of Conrail. Conrail is not a statutory close corporation.

               199. Adoption of the Continuing Director Requirement constitutes an unlawful attempt by the Director Defendants to limit the discretion of a future Board of Directors with respect to the management of Conrail. In particular, under the Continuing Director Requirement, a duly elected Board of Directors that includes less than two continuing directors would be unable to redeem or modify Conrail's Poison Pill even upon determining that to do so would be in Conrail's best interests.

               200. Plaintiffs seek a declaration that the Continuing Director Requirement is contrary to Pennsylvania statute and, therefore, null and void.

               201. Plaintiffs have no adequate remedy at law.

                                COUNT TEN
                                ---------
                   (Declaratory Relief Against Conrail
                     and The Director Defendants That
                   The Continuing Director Requirement
                     Is Void Under Conrail's Articles
                      of Incorporation And By-Laws)

               202. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               203. Under Section 3.5 of Conrail's By-Laws,

               The business and affairs of the Corporation shall be managed under the direction of the Board which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles or by these By-Laws directed or required to be exercised and done by the shareholders.

               204. Pursuant to Section 1505 of the Pennsylvania Business Corporation Law, the By-Laws of a Pennsylvania corporation operate as regulations among the shareholders and affect contracts and other dealings between the corporation and the stockholders and among the stockholders as they relate to the corporation. Accordingly, the Rights Plan and the rights issued thereunder are subject to and affected by Conrail's By-Laws.

               205. Insofar as it purports to remove from the duly elected board of Conrail the power to redeem the rights or amend the Rights Plan, the Continuing Director Requirement directly conflicts with Section 3.5 of Conrail's By-Laws, and is therefore void and unenforceable.

               206. Article Eleven of Conrail's Articles of
     Incorporation provides that Conrail's entire board may be removed without cause by vote of a majority of the stockholders who would be entitled to vote in the election of directors. Read together with Section 3.5 of Conrail's By-Laws, Article Eleven enables the stockholders to replace the entire incumbent board with a new board with all powers of the incumbent board, including the power to redeem the rights or to amend the Rights Agreement. The Continuing Director Requirement purports to prevent the stockholders from doing so, and is therefore void and unenforceable.

               207. Plaintiffs have no adequate remedy at law.

                               COUNT ELEVEN
                               ------------
                   (Declaratory Relief Against Conrail
                and The Director Defendants That Adoption
                  of the Continuing Director Requirement
               Constituted A Breach of the Duty of Loyalty)

               208. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               209. Adoption of the Continuing Director Requirement constituted a breach of the duty of loyalty on the part of the Director Defendants. Such adoption was the result of bad faith entrenchment motivation rather than a belief that the action was in the best interests of Conrail. In adopting the Continuing Director Requirement, the Director Defendants have purported to circumvent the Conrail stockholders' fundamental franchise rights, and thus have failed to act honestly and fairly toward Conrail and its stockholders. Moreover, the Director Defendants adopted the Continuing Director Requirement without first conducting a reasonable investigation.

               210. The Continuing Director Requirement not only impedes acquisition of Conrail stock in the NS Offer, it also impedes any proxy solicitation in support of the NS Proposal because Conrail stockholders will, unless the provision is invalidated, believe that the nominees of plaintiffs will be powerless to redeem the Poison Pill rights in the event they conclude that redemption is in the best interests of the corporation. Thus, stockholders may believe that voting in favor of plaintiffs' nominees would be futile. The Director Defendants intended their actions to cause Conrail's stockholders to hold such belief.

               211. Plaintiffs seek a declaration that the Director Defendants' adoption of the Continuing Director Requirement was in violation of their fiduciary duties and, thus, null, void and unenforceable.

               212. Plaintiffs have no adequate remedy at law.


                               COUNT TWELVE
                               ------------
                    (Against Conrail And The Director
                   Defendants For Actionable Coercion)

               213. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               214. The Director Defendants owe fiduciary duties of care and loyalty to Conrail. Furthermore, Conrail and the Director Defendants, insofar as they undertake to seek and recommend action by Conrail's shareholders, for example with respect to the Charter Amendment, the CSX Offer or the NS Offer, stand in a relationship of trust and confidence vis a vis Conrail's shareholders, and accordingly have a fiduciary obligation of good faith and fairness to such shareholders in seeking or recommending such action. Furthermore, shareholders are entitled to injunctive relief against fundamental unfairness pursuant to PBCL SECTION 1105.

               215. Conrail and its directors are seeking the approval by Conrail's shareholders of the Charter Amendment and are recommending such approval.

               216. Conrail and its directors are seeking the tender by Conrail's shareholders of their shares into the CSX Offer and are recommending such tender.

               217. In seeking such action and making such recommendations, Conrail and its directors have sought to create the impression among the Conrail shareholders that the NS Proposal is not a financially superior, viable, and actually available alternative to the CSX Transaction. This impression, however, is false. The only obstacles to the NS Proposal are the ultra vires, illegal impediments constructed by defendants, including the Poison Pill Lock-In, the Two-Year Lock-Out, and the continuing director provisions of the Conrail Poison Pill Plan.

               218. The purpose for which defendants' seek to create this impression is to coerce Conrail shareholders into delivering control over Conrail swiftly to CSX. Furthermore, the effect of this false impression is to coerce Conrail shareholders into delivering control over Conrail to CSX.

               219. This coercion of the Conrail shareholders constitutes a breach of the fiduciary relation of trust and confidence owed by the Corporation and its directors to shareholders from whom they seek action and to whom they recommend the action sought. Moreover, this coercion, as well as the intense structural coercion imposed by the revised CSX Transaction's highly front end loaded first step tender offer, constitutes fundamental unfairness to Conrail shareholders.

               220. The conduct of defendants Conrail and its directors is designed to, and will, if not enjoined, wrongfully induce Conrail's shareholders to sell their shares to CSX in the CSX Offer not for reasons related to the economic merits of the sale, but rather because the illegal conduct of defendants has created the appearance that the financially (and otherwise) superior NS Proposal is not available to them, and that the CSX Transaction is the only opportunity available to them to realize premium value on their investment in Conrail.

               221. Plaintiffs have no adequate remedy at law.

                              COUNT THIRTEEN
                              --------------
                  (Against CSX For Aiding And Abetting)

               222. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               223. Defendant CSX, through its agents, was aware of and knowingly and actively participated in the illegal conduct and breaches of fiduciary duty committed by Conrail and the Director Defendants and set forth in Counts One through Eight, Twelve and Twenty-Two through Twenty-Four of this complaint.

               224. CSX's knowing and active participation in such conduct has harmed plaintiffs and threatens irreparable harm to plaintiffs if not enjoined.

               225. Plaintiffs have no adequate remedy at law.

                              COUNT FOURTEEN
                              --------------
                (Declaratory and Injunctive Relief Against
                 Conrail and the Director Defendants for
              Violation of Section 14(a) of the Exchange Act
                  and Rule 14a-9 Promulgated Thereunder)

               226. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               227. Section 14(a) of the Exchange Act provides that it is unlawful to use the mails or any means or instrumentality of interstate commerce to solicit proxies in contravention of any rule promulgated by the SEC. 15 U.S.C. SECTION 78n(a).

               228. Rule 14a-9 provides in pertinent part: "No solicitation subject to this regulation shall be made by means of any ... communication, written or oral, containing any statement which, at the time, and in light of the circumstances under which it is made, is false and misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading...."  17 C.F.R. SECTION 240.14a-9.

               229. Conrail's Preliminary Proxy Statement contains the misrepresentations detailed in paragraph 123 above. It also omits to disclose the material facts detailed in paragraph 126 above.

               230. Further, Conrail's press releases, public filings, and November 25, 1996 Definitive Proxy Statement detailed in paragraphs 59, 62, and 129 to 133 above, are misleading as set forth in such paragraphs.

               231.  Conrail's November 25, 1996 Definitive Proxy
     Statement also omits to disclose, as to each class of voting securities of Conrail entitled to vote, the number of shares outstanding as of the December 5, 1996 record date.

               232. This omission is a violation of the proxy rules and in particular, Item 6 of Schedule 14A which provides that:
     "As to each class of voting securities of the registrant entitled to be voted at the meeting ... state the number of shares outstanding and the number of votes to which each class is entitled."

               233. Each of the false and misleading statements and omissions made by defendants and alleged in this Complaint were made under circumstances that should be expected to result in the granting or withholding of proxies in the vote on the Charter Amendment, and was intended to have such result.

               234. Unless defendants are required by this Court to make corrective disclosures, Conrail's stockholders will be deprived of their federal right to exercise meaningfully their voting franchise.

               235. The defendants' false and misleading statements and omissions described above are essential links in defendants' effort to deprive Conrail's shareholders of their ability to exercise choice concerning their investment in Conrail and their voting franchise.

               236. Plaintiffs have no adequate remedy at law.

                              COUNT FIFTEEN
                              -------------
                   (Against Defendant CSX For Violation
                   Of Section 14(d) Of The Exchange Act
                    And Rules Promulgated Thereunder)

               237. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               238. Section 14(d) provides in pertinent part: "It shall be unlawful for any person, directly or indirectly by use of the mails or by any means or instrumentality of interstate commerce ... to make a tender offer for ... any class of any equity security which is registered pursuant to section 78l of this title, ... if, after consummation thereof, such person would, directly or indirectly, be the beneficial owner of more than 5 per centum of such class, unless at the time copies of the offer, request or invitation are first published, sent or given to security holders such person has filed with the Commission a statement containing such of the information specified in section 78m(d) of this title, and such additional information as the Commission may by rules and regulations prosecute ...."  15 U.S.C. SECTION 78n(d).

               239. On October 16, 1996, defendant CSX filed with the SEC its Schedule 14D-1 pursuant to Section 14(d).

               240. CSX's Schedule 14D-1 contains each of the false and misleading material misrepresentations of fact detailed in paragraph 124 above. Furthermore, CSX's Schedule 14D-1 omits disclosure of the material facts detailed in paragraph 126 above. Additionally, CSX's Amendment No. 4 to its Schedule 14D-1 contains the misstatements and/or omissions alleged in paragraphs 127(a) and (d) above. As a consequence of the foregoing, CSX has violated, and unless enjoined will continue to violate, Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder.

               241. CSX made the material misrepresentations and omissions described above intentionally and knowingly, for the purpose of fraudulently coercing, misleading and manipulating Conrail's shareholders to tender their shares into the CSX Offer.

               242. Plaintiffs have no adequate remedy at law.


                              COUNT SIXTEEN
                              -------------
                 (Against Defendant Conrail For Violation
                   Of Section 14(d) Of The Exchange Act
                    And Rules Promulgated Thereunder)

               243. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               244. Section 14(d)(4) provides in pertinent part:
     "Any solicitation or recommendation to the holders of [securities for which a tender offer has been made] to accept or reject a tender offer or request or invitation for tender shall be made in accordance with such rules and regulations as the [SEC] may prescribe as necessary or appropriate in the public interest of investors." Rule 14d-9 provides in pertinent part: "No solicitation or recommendation to security holders shall be made by [the subject company] with respect to a tender offer for such securities unless as soon as practicable on the date such solicitation or recommendation is first published or sent or given to security holders such person ... file[s] with the [SEC] eight copies of a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9."

               245. On October 16, 1996, Conrail (i) published its board of directors' recommendation that Conrail shareholders tender their shares in the CSX Offer and (ii) filed with the SEC its Schedule 14D-9.

               246. Conrail's Schedule 14D-9 contains each of the false and misleading material misrepresentations detailed in paragraph 125 above. Further, Conrail's Schedule 14D-9 omits disclosure of the material facts detailed in paragraph 126 above. Additionally, Conrail's Amendment No. 4 to its Schedule 14D-9 with respect to the CSX Offer and its Schedule 14D-9 with respect to the NS Offer contain the misstatements and/or omissions alleged in paragraphs 127 (a), (c) and (d) above. As a consequence of the foregoing, Conrail has violated, and unless enjoined will continue to violate, Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder.

               247. Conrail made the material misrepresentations and omissions described above intentionally and knowingly, for the purpose of fraudulently coercing, misleading and manipulating Conrail's shareholders to tender their shares into the CSX Offer.

               248. Plaintiffs have no adequate remedy at law.

                             COUNT SEVENTEEN
                             ---------------
                  (Against Conrail and CSX for Violation
                   of Section 14(e) of the Exchange Act
                    and Rules Promulgated Thereunder)

               249. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               250. Section 14(e) provides in pertinent part: "It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices in connection with any tender offer . . . or any solicitation of security holders in opposition to or in favor of any such offer . . . ."  Defendants have violated and
     threaten to continue to violate Section 14(e).

               251. The CSX Schedule 14D-1 constitutes a communication made under circumstances reasonably calculated to result in the procurement of tenders from Conrail shareholders in favor of the CSX Offer.

               252. The Conrail Schedule 14D-9 and Proxy Statement constitute communications made under circumstances reasonably calculated to result in the procurement of tenders from Conrail shareholders in favor of the CSX Offer.

               253. The CSX Schedule 14D-1 contains the false and misleading material misrepresentations detailed in paragraph 124 above. The CSX Schedule 14D-1 omits disclosure of the material facts detailed in paragraph 126 above. Additionally, Amendment No. 4 to such Schedule contains the misstatements and/or omissions alleged in paragraphs 127(a) and (b) above.

               254. The Conrail Schedule 14D-9 contains the false and misleading material misrepresentations detailed in paragraph 125 above. The Conrail Schedule 14D-9 omits disclosure of the material facts detailed in paragraph 126 above. Additionally, Amendment No. 4 to such Schedule contains the misstatements and/or omissions alleged in paragraphs 127(a) and (d) above. Also, Conrail's Schedule 14D-9 with respect to the NS Offer contains the misstatements and/or omissions alleged in paragraphs 127(a) and (c) above.

               255. The Conrail Preliminary Proxy Statement contains the false and misleading material misrepresentations detailed in paragraph 124 above. The Conrail Proxy Statement omits disclosure of the material facts detailed in paragraph 126 above.

               256. These omitted facts are material to the decisions of Conrail shareholders to hold, sell to market, or tender their shares in the CSX tender offer.

               257. The defendants intentionally and knowingly made the material misrepresentations and omissions described above, for the purpose of coercing, misleading, and manipulating Conrail shareholders to swiftly transfer control over Conrail to CSX by tendering their shares in the CSX Tender Offer.

               258. Absent declaratory and injunctive relief requiring adequate corrective disclosure, plaintiffs, as well as all of Conrail's shareholders, will be irreparably harmed. Conrail shareholders will be coerced by defendants' fraudulent and manipulative conduct to sell Conrail to the low bidder. Plaintiffs NS and AAC will be deprived of the unique opportunity to acquire and combine businesses with Conrail.

               259. Plaintiffs have no adequate remedy at law.

                              COUNT EIGHTEEN
                              --------------
                   (Against Defendants Conrail and CSX
                     For Civil Conspiracy To Violate
                      Section 14 Of The Exchange Act
                    And Rules Promulgated Thereunder)

               260. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               261. Defendants Conrail and CSX conspired and agreed to conduct the campaign of misinformation described in paragraphs 95 through 101 above for the purpose of coercing, misleading and manipulating Conrail shareholders to swiftly transfer control over Conrail to CSX. As set forth in Counts Fourteen through Seventeen above, which are incorporated by reference herein, the defendants' campaign of misinformation is violative of Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

               262. Plaintiffs have no adequate remedy at law.

                              COUNT NINETEEN
                              --------------
                           (Against Conrail for
                      Estoppel/Detrimental Reliance)

               263. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               264. By his actions, silence and statements during the period from September 1994 to October 15, 1996, and particularly by his statements to Mr. Goode in September and October of 1996 (as detailed above in paragraphs 24 through 26, defendant LeVan, purporting to act on behalf of Conrail and its Board of Directors and with apparent authority to so act, led Mr. Goode to believe that Conrail's Board was not interested in a sale of the company and that if and when the Conrail Board decided to pursue such a sale, it would let NS know and give NS an opportunity to bid.

               265. Prior to October 15, 1996, NS had justifiably relied on Mr. LeVan's false statements and representations in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.

               266. Mr. LeVan and Conrail knew or should have known that their actions, silence, statements and representations to NS would induce NS to believe that Conrail's board was not interested in selling the company and that NS would be given an opportunity to bid if Conrail's Board decided that Conrail would be sold.

               267. Mr. LeVan and Conrail knew or should have known that NS would rely upon their actions, silence, statements and representations to its detriment in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.

               268. NS did in fact rely upon LeVan's and Conrail's actions, silence, statements and representations to its detriment in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.

               269. Conrail and its Board are estopped from effectuating a sale of the company without giving NS an adequate opportunity to present its competing tender offer to the Conrail Board of Directors and Conrail shareholders.
     Similarly, any provision in the CSX Merger Agreement that would impede directors' or shareholders' ability to approve a competing tender offer or takeover proposal, such as that made by NS, is null and void.

               270. By virtue of NS's justifiable reliance on Conrail's and Mr. LeVan's actions, silence and statements, it has suffered and will continue to suffer irreparable harm.

               271. Plaintiffs have no adequate remedy at law.

                               COUNT TWENTY
                               ------------
                   (Unlawful And Ultra Vires Amendment
                 of Conrail's Articles of Incorporation)

               272. Plaintiffs withdraw Count Twenty as moot.

                             COUNT TWENTY-ONE
                             ----------------
              (Declaratory Judgment Against Conrail and the
               Director Defendants That the Entire Conrail
                  Board, Or Any One or More of Conrail's
                 Directors, Can Be Removed Without Cause)

               273. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               274. Plaintiffs intend, if necessary to facilitate the NS Proposal, to solicit proxies to be used at Conrail's next annual meeting to remove Conrail's current Board of Directors.

               275. There is presently a controversy among Conrail, the Director Defendants and the plaintiffs as to whether the entire Conrail Board, or any one or more of Conrail's directors, may be removed without cause at the annual meeting by a vote of the majority of Conrail stockholders entitled to cast a vote at the Annual Meeting.

               276. Plaintiffs seek a declaration that Article 11 of Conrail's Articles of Incorporation permits the removal of the entire Conrail Board, or any one or more of Conrail's directors, without cause by a majority vote of the Conrail stockholders entitled to cast a vote at an annual election.

               277. Plaintiffs have no adequate remedy at law.

                             COUNT TWENTY-TWO
                             ----------------
                         (For Breach of Fiduciary Duty
                    with Respect to the New Special Meeting)

               278.  Plaintiffs repeat each of the foregoing
     allegations as if fully set forth herein.

               279. The director defendants, as members of the Conrail Board, owe fiduciary duties to plaintiffs and all Conrail shareholders to exercise their positions of trust and confidence with due care, loyalty and fair dealing.

               280. By acting with improper motivations, including, but not limited to, indicating their intention to deny plaintiffs and all Conrail shareholders the exercise of their right of shareholder suffrage in an effort to ensure victory for the Charter Amendment, defendants have breached their fiduciary duties to (i) plaintiffs and (ii) to all Conrail shareholders by attempting to manipulate the shareholders' vote and interfering with the exercise of shareholders' voting rights.

               281. The director defendants' conduct is, and, unless corrected, will continue to be, wrongful, unfair and harmful to plaintiffs as shareholders of Conrail.

               282. Because the threatened failure to convene the Special Meeting of December 23 will interfere with the shareholders' ability to exercise their voting rights, it also is contrary to public policy.

               283. Plaintiffs have been and will continue to be irreparably damaged by the acts of the director defendants.

               284. Plaintiffs have no adequate remedy at law.

                              COUNT TWENTY-THREE
                              ------------------
                         (For An Injunction Pursuant to
                    Pennsylvania Business Corporations Law
                        15 Pa. Cons. Stat. SECTION 1105)

               285.  Plaintiffs repeat each of the foregoing
     allegations above, as if fully set forth herein.

               286. As more fully alleged above, the director defendants' conduct with regard to the December 23 Special Meeting has been taken with improper motives and in bad faith for the sole or primary purpose of depriving plaintiffs and Conrail's other shareholders the free exercise of their right of shareholder suffrage. Such conduct strikes at the foundation of corporate democracy and governance and is fundamentally unfair.

               287. The director defendants have acted fraudulently in at least two respects: first, contrary to their public representations and representations before this Court that Conrail shareholders would have a choice with respect to the CSX Transaction, defendants now say that only a vote approving the Charter Amendment will be counted and given effect; and second, by recommending approval of the Charter Amendment without disclosing that they do not believe such approval is in the shareholders' best interests.

               288. Moreover, by announcing that the New Special
     Meeting may be successively postponed until the Conrail shareholders submit to their will, defendants are attempting to discourage opposition and coerce approval of the Charter
     Amendment.  This, too, constitutes fundamental unfairness.

               289. Further, defendants are threatening to utilize corporate assets to solicit proxies to be voted at successively postponed meetings, while shareholders such as NS must utilize their own assets to finance countersolicitations. Thus, the successive postponement of the New Special Meeting threatens to multiply the costs of opposing management's solicitation, while management draws upon the corporate coffers. This, too, constitutes fundamental unfairness.

               290. Plaintiffs have been and will continue to be irreparably harmed by the conduct of the director defendants.

               291. Plaintiffs have no adequate remedy at law.

                            COUNT TWENTY-FOUR
                            -----------------
                     (Against the Defendant Directors
                    for Breach of Fiduciary Duty with
            Respect to Section 5.1(b) of the Merger Agreement)

               292. Plaintiffs repeat and reallege each of the foregoing allegations as if fully set forth in this paragraph.

               293. In conjunction with the Amended Merger
     Agreement, the Conrail Board has relinquished its power to act in the best interest of Conrail in connection with the proposed acquisitions of Conrail by improperly delegating to CSX the ability to call a Special Meeting of Conrail's stockholders.

               294. The Conrail Board improperly has given to CSX, pursuant to the amended Merger Agreement, the ability to call a Special Meeting of Conrail stockholders in violation of Section 2521 of the PBCL. CSX is not entitled to call a special meeting of Conrail's stockholders under Section 2521. Conrail has not opted out of Section 2521 by providing its stockholders in its Articles of Incorporation with a right to call a special meeting.

               295. Thus, by contractually binding itself to call a special meeting of stockholders at the request of CSX, the Conrail directors have abdicated their fiduciary duties, in violation of their duties of care and loyalty. In addition, they have attempted to circumvent the provisions of the PBCL by allowing CSX to call special meetings of Conrail stockholders, which CSX cannot do under the PBCL.

               296. If CSX is going to assert that it should have the power to call special meetings of stockholders under
     Section 5.1 of the amended Merger Agreement -- a power which holders of at least 20% or more of a corporation's stock have and, then, in only limited circumstances not applicable here -- then it must be treated as a 20% stockholder for all purposes under the PBCL, including for purposes of Subchapter 25E.

               297. Alternatively, Section 5.1(b) must be declared a void and ulta vires act of the Conrail Board.

               298. Plaintiffs have no adequate remedy at law.

                               COUNT TWENTY-FIVE
                               -----------------
                            (For Declaratory Relief
                        Against All Defendants Relating
                         To Subchapter 25E of the PBCL)

               299. Plaintiffs repeat and reallege all of the foregoing allegations as if fully set forth in this paragraph.

               300. Subchapter 25E of the PBCL was designed and intended to provide protection for shareholders of Pennsylvania Corporations against coercive partial tender offers.
     Subchapter 25E provides that "[a]ny holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this subchapter." "Control transaction" is defined as the "acquisition by a person or group of the status of a controlling person or group." "Controlling person or group" means "a person who has, or a group of persons acting in concert that has, voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors."

               301. The remedy provided by Subchapter 25E is the right to receive "fair value", as defined, upon demand, for each of the shares held by an objecting shareholder, from the controlling person or group. "Fair value" means a value "not less than the highest price paid for shares by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price." Subchapter 25E sets forth defined procedures for demand, appraisal, and payment of "fair value."

               302. For the purpose of Subchapter 25E, "a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the vote of, the voting share."

               303. CSX, Green Acquisition Corp., Conrail's directors, senior executives and officers of Conrail constitute a group acting in concert and for the common purpose of facilitating, pursuing, and causing to be consummated the CSX Transaction (the "Control Transaction Group").

               304. CSX purchased an aggregate of 17,860,124 shares of Conrail stock pursuant to its first tender offer which expired on November 20, 1996. It paid $110 in cash per share.

               305. Upon information and belief, the sum of the shares purchased by CSX in its first tender offer and the shares held by Conrail's directors and senior executive officers is in excess of 20% of the voting shares of Conrail stock. If one also takes into account the unallocated shares held by the Conrail ESOP and Employee Benefit Trust over which Conrail's officers have voting power, consummation of the first CSX tender offer resulted in the Control Transaction Group having acquired voting power over very substantially in excess of 20% of Conrail's voting stock. Thus, upon consummation of the first CSX tender offer, a control transaction occurred with respect to Conrail.

               306. Accordingly, the Control Transaction Group is required by Subchapter 25E to give prompt notice of a control transaction and to pay to each demanding shareholder at least $110 per share in cash for each share held by such demanding shareholder. Plaintiffs seek a declaratory judgment that this is so.

               307. Plaintiffs have no adequate remedy at law.

               WHEREFORE, plaintiffs respectfully request that this Court enter judgment against all defendants, and all persons in active concert or participation with them, as follows:

               A.   Declaring that:

                    (a) defendants have violated Sections 14(a), 14(d) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder;

                    (b) defendants' use of the Charter Amendment is violative of Pennsylvania statutory law and their fiduciary duties;

                    (c) defendants' discriminatory use of Conrail's Poison Pill Plan violates the director defendants' fiduciary duties;

                    (d)  the termination fees and stock option
     agreements granted by Conrail to CSX are violative of the defendants' fiduciary duties;

                    (e)  the Continuing Director Requirement of
     Conrail's Poison Pill Plan is ultra vires and illegal under Pennsylvania Law and Conrail's Articles of Incorporation and Bylaws; and is illegal because its adoption constitutes a breach of the defendants' fiduciary duties;

                    (f) Conrail's entire staggered board or any one or more of its directors, can be removed without cause at Conrail's next annual meeting of stockholders;

                    (g)  the defendants have engaged in a civil
     conspiracy to violate Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

                    (h) the Poison Pill Lock-In provisions in the CSX Merger Agreement are ultra vires and, therefore, void under Pennsylvania Law;

                    (i) the Two-Year Lock-Out provision in the CSX Merger Agreement is ultra vires under Pennsylvania law and, therefore, void;

                    (j) the Director Defendants, by approving the CSX Merger Agreement, breached their fiduciary duties of care and loyalty;

                    (k) the coercive nature of the CSX Transaction constitutes fundamental unfairness to Conrail's shareholders;

                    (l) the defendants' conduct concerning the New Special Meeting constitutes an illegal and inequitable manipulation of the processes of corporate democracy and is fraudulent and fundamentally unfair;

                    (m) section 5.1(b) of the revised CSX Merger Agreement constitutes an unlawful delegation of the Director Defendants' fiduciary duties, is illegal and ultra vires, and its adoption by Conrail constituted a breach of the Director Defendants' fiduciary duties, aided and abetted by CSX; and

                    (n) consummation of the first CSX Offer caused a "Control Transaction" with respect to Conrail to occur under subchapter 25E of the PBCL and created a joint and several liability among the members of the Control Transaction Group to pay $110 cash per share to each demanding Conrail shareholder.

               B. Preliminarily and permanently enjoining the defendants, their directors, officers, partners, employees, agents, subsidiaries and affiliates, and all other persons acting in concert with or on behalf of the defendants directly or indirectly, from:

                    (a) commencing or continuing a tender offer for shares of Conrail stock or other Conrail securities or accepting shares for payment in connection with such tender offer;

                    (b)  seeking the approval by Conrail's
     stockholders of the Charter Amendment, or, in the event it has been approved by Conrail's stockholders, from taking any steps to make the Charter Amendment effective;

                    (c) taking any action to redeem rights issued pursuant to Conrail's Poison Pill Plan or render the rights plan inapplicable as to any offer by CSX without, at the same time, taking such action as to NS's outstanding offer;

                    (d) taking any action to enforce the Continuing Director Requirement of Conrail's Poison Pill Plan;

                    (e)  taking any action to enforce the
     termination fee or stock option agreement granted to CSX by Conrail;

                    (f) failing to take such action as is necessary to exempt the NS Proposal from the provisions of the Pennsylvania Business Combination Statute;

                    (g) holding the Conrail special meeting until all necessary corrective disclosures have been made and adequately disseminated to Conrail's stockholders;

                    (h)  taking any action to enforce the Poison
     Pill Lock-In and/or the Two-Year Lock-Out provisions of the CSX Merger Agreement;

                    (i) failing to take such action as is necessary to ensure that a Distribution Date does not occur under the terms of the Conrail Poison Pill Plan;

                    (j) failing to take any action required by the fiduciary duties of the Director Defendants; and

                    (k) postponing the shareholder vote scheduled for December 23, 1996.

                    (l)  taking any further action toward
     consummation of the CSX Transaction.

               C. Granting compensatory damages for all incidental injuries suffered as a result of defendants' unlawful conduct.

               D. Awarding plaintiffs the costs and disbursements of this action, including attorneys' fees.

               E. Granting plaintiffs such other and further relief as the court deems just and proper.

                              ________________________
                              Mary A. McLaughlin
                              George G. Gordon
                              Dechert, Price & Rhoads
                              4000 Bell Atlantic Tower
                              1717 Arch Street
                              Philadelphia, PA  19103
                              (215) 994-4000
                              Attorneys for Plaintiffs

     Of Counsel:

     Steven J. Rothschild
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM  (DELAWARE)
     One Rodney Square
     P.O. Box 636
     Wilmington, DE  19899
     (302) 651-3000

     DATED:  December 20, 1996